UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZYMEWORKS INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZYMEWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ZYMEWORKS INC.

AND

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 30, 2025

November 10, 2025

ZYMEWORKS INC.

Notice of Annual Meeting of Stockholders

The 2025 annual meeting of stockholders (the “Meeting”) of Zymeworks Inc., a Delaware corporation (the “Company”), will be held on December 30, 2025, beginning at 9:00 a.m. Pacific Time. The Meeting will be conducted virtually via live audio webcast. If you are a stockholder of record at the close of business on November 3, 2025 (the “Record Date”) you are invited to attend the Meeting virtually by visiting meetnow.global/MZKC5MK, where you will be able to listen to the Meeting live, submit questions and vote online. If you plan to attend the Meeting, please follow the registration instructions as outlined in this proxy statement.

The Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

•

To elect as Class I directors the three nominees named in the proxy statement to hold office until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of KPMG LLP, chartered professional accountants (“KPMG”), as auditors for the Company for the year ending December 31, 2025; and

•	To transact such other business that may properly come before the Meeting.

The business to be considered at the Meeting may be considered at the Meeting or at any adjournment or postponement of the Meeting.

You are entitled to vote on the matters listed above if you were a stockholder of the Company or a holder of exchangeable shares (the “exchangeable shares”) of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and an indirect subsidiary of the Company, as of the Record Date. However, you are only entitled to attend the Meeting if you were a stockholder of record on the Record Date. Street name stockholders and holders of exchangeable shares will need to obtain a valid proxy in order to virtually attend and vote at the Meeting. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling 302-274-8744 or writing to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Whether or not you plan to attend the virtual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may submit a proxy by telephone, via the Internet or by mail. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card. Interested stockholders or holders of exchangeable shares may also contact Kingsdale Advisors at 1-855-476-7981 (toll-free in North America) or 437-561-5034 (text or collect outside North America) or by email at contactus@kingsdaleadvisors.com.

/s/ Kenneth Galbraith
Kenneth Galbraith Chair of the Board of Directors, Chief Executive Officer and President Vancouver, British Columbia November 10, 2025

Availability of Proxy Statement Materials for the Annual Meeting of Stockholders to be Held on December 30, 2025: The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about November 18, 2025 to all stockholders and holders of exchangeable shares entitled to vote at the Meeting. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials and our annual report can be accessed as of November 10, 2025 by visiting https://www.envisionreports.com/ZYME.

Unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods on or prior to October 12, 2022, refer to Zymeworks BC Inc. and its subsidiaries and (ii) for periods on and after October 13, 2022, refer to Zymeworks Inc. and its subsidiaries. Similarly, unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to common stock or common shares (i) for periods on or prior to October 12, 2022, refer to common shares of Zymeworks BC Inc. and (ii) for periods on and after October 13, 2022, refer to common stock of Zymeworks Inc.

i

ii

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving these materials?

Our board of directors (“Board of Directors”) is furnishing these materials in connection with our virtual Meeting to be held on December 30, 2025. This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of management and the Board of Directors. This proxy statement is designed to assist you in voting your securities and includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about November 18, 2025 to all stockholders and holders of exchangeable shares of record as of the close of business on November 3, 2025 (the “Record Date”). The proxy materials and our annual report can be accessed as of November 10, 2025 by visiting https://www.envisionreports.com/ZYME. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders and holders of exchangeable shares a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders and holders of exchangeable shares to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon a written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Who pays the cost of soliciting proxies for the Meeting?

We will bear the cost of solicitation. This solicitation of proxies is being made to stockholders and holders of exchangeable shares by mail, but may be supplemented by telephone or other personal contact. We have engaged Kingsdale Advisors (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $79,860 Canadian dollars to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. That firm expects that approximately 30 of its employees will assist in the solicitation. We have retained Kingsdale to provide a broad array of strategic advisory, governance, strategic communications, digital and investor campaign services on a global retainer basis in addition to certain fees accrued during the life of the engagement upon the discretion and direction of Zymeworks.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders and beneficial holders of exchangeable shares.

What items of business will be voted on at the Meeting?

The business items to be voted on at the Meeting are:

•

Proposal 1: the election as Class I directors of the three nominees named in this proxy statement to hold office until the 2028 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	Proposal 2: an advisory vote on the compensation of our named executive officers;

•	Proposal 3: ratification of the appointment of KPMG as our auditors for the year ending December 31, 2025; and

•	any other business that may properly come before the Meeting.

What are my voting choices?

You may vote:

•	Proposal 1: “FOR ALL,” “WITHHOLD ALL,” and “FOR ALL EXCEPT” for the election of any or all nominees for election as directors;

•	Proposal 2: “FOR”, “AGAINST” or “ABSTAIN” for the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR”, “AGAINST” or “ABSTAIN” for the ratification of the appointment of KPMG as auditors for the year ending December 31, 2025.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	Proposal 1: “FOR ALL” of the three nominees named in this proxy statement for election to the Board of Directors;

•	Proposal 2: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the appointment of KPMG as auditors for the year ending December 31, 2025.

What vote is required to approve each item?

To conduct business at the Meeting, a quorum consisting of at least 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote must be present in person (virtually) or represented by proxy. Exchangeable shares will only count towards the quorum if they have been voted or if the holder of the exchangeable shares is represented by a proxy holder at the Meeting.

As described below, broker non-votes and abstentions will be counted for determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be considered votes cast for or against a proposal.

	Proposal	Required Vote

1.	Election of Directors	Plurality of votes—nominees receiving the largest number of votes cast “FOR” at the Meeting will be elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.*

2.	Advisory Vote on Compensation of Named Executive Officers	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the Meeting but will not be considered as votes cast for or against a proposal.

3.	Ratification of Appointment of Auditors	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the Meeting but will not be considered as votes cast for or against a proposal.

*	See “Proposal 1—Election of Directors” for a description of our majority voting policy.

What happens if additional items are presented at the Meeting?

We are not aware of any item that may be voted on at the Meeting that is not described in this proxy statement. However, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Where can I find the voting results?

We expect to announce preliminary voting results at the Meeting and to publish final results in a Current Report on Form 8-K that will be available on the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.com promptly following the Meeting. The Current Report on Form 8-K will also be available on our website at www.zymeworks.com.

How You Can Vote

What shares can I vote?

Stockholders

If you are a stockholder, you are entitled to one vote for each share of common stock that you owned at the close of business on the Record Date. You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the registered stockholder and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were 78 registered stockholders holding 74,835,565 shares of common stock.

Holders of exchangeable shares

If you are a holder of exchangeable shares, you are entitled to exercise one vote for each exchangeable share that you owned at the close of business on the Record Date. You may vote all exchangeable shares owned by you on the Record Date, including (1) exchangeable shares held directly in your name as a registered holder of exchangeable shares and (2) exchangeable shares held for you as the beneficial owner through a bank, broker or other nominee. Excluding exchangeable shares held by Zymeworks CallCo ULC that were the subject of previous retractions in exchange for shares of common stock, and for which there are no voting rights under the Zymeworks Special Voting Stock, on the Record Date, there were six registered holders of exchangeable shares holding 553,184 exchangeable shares eligible to exercise voting rights at the Meeting.

What are exchangeable shares?

On October 13, 2022, we concluded a corporate reorganization under a plan of arrangement (the “redomicile transactions”). In connection with the redomicile transactions, shareholders of our predecessor Zymeworks BC Inc. (formerly Zymeworks Inc.) exchanged their common shares for either shares of our common stock or exchangeable shares issued by our subsidiary Zymeworks ExchangeCo Ltd.

The exchangeable shares were only issued to shareholders of our predecessor who made a valid election to receive these shares in lieu of shares of common stock. Exchangeable shares may be exchanged by the holder into shares of our common stock and are economically equivalent to shares of our common stock.

Holders of exchangeable shares (excluding any of our subsidiaries who may hold any exchangeable shares) are entitled to exercise one vote for each exchangeable share that they owned at the close of business on the Record Date for the Meeting (the “voting rights”). Voting rights are exercised by Computershare Trust Company of Canada (the “share trustee”) via a share of our special voting preferred stock pursuant to the terms of a Voting and Exchange Trust Agreement dated October 13, 2022 among us, Zymeworks CallCo ULC, Zymeworks ExchangeCo Ltd. and the share trustee.

What is the difference between holding securities as a registered holder and as a beneficial owner?

Most of our stockholders and holders of exchangeable shares hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., in the case of shares of common stock, or Computershare Investor Services Inc., in the case of exchangeable shares (each separately and together, “Computershare”), you are the registered holder of such shares. If your shares are held through a bank, broker or other nominee, it is likely that such shares are registered in the name of the nominee and you are the beneficial owner of the shares held in street name.

How can I vote without attending the Meeting?

Whether you hold your securities as a registered holder or as a beneficial owner, you may direct how your shares are to be voted without attending the Meeting or any adjournment or postponement thereof. For directions on how to vote, please refer to the following instructions and those included on your Notice of Internet Availability or on your proxy or voting instruction card. A proxy or voting instruction card will not be valid unless completed and deposited in accordance with the instructions set out in the card.

Stockholders

If you are a registered stockholder, you may vote in the following ways:

•

by Internet at https://www.envisionreports.com/ZYME, 24 hours a day, 7 days a week, until the closing of the polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•

if you are in the United States, U.S. territories or Canada, by toll-free telephone at 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, until the closing of the polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you call) or, if you are outside these areas, by calling toll 1-781-575-2300, 24 hours a day, 7 days a week, until the closing of polls at the Meeting (have your Notice of Internet Availability or proxy card in hand when you call); or

•	by completing, signing and mailing your proxy card, which must be received by 11:59 p.m. Eastern Time on December 29, 2025.

Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the voting instruction card for telephone voting availability. Beneficial stockholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently voting their shares directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such stockholders with voting their shares.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise voting rights by completing, signing and mailing your voting instruction card, which must be received by 2:00 p.m. Eastern Time on December 24, 2025.

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights by submitting voting instructions to the bank, broker or other nominee that is the registered holder of your shares via the voting instruction card you receive. Beneficial exchangeable shareholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently exercising their voting rights directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such holders with exercising their voting rights.

How can I attend and vote at the Meeting?

Registered Stockholders

Registered stockholders may vote at the Meeting virtually by visiting meetnow.global/MZKC5MK. You should ensure that you have a strong internet connection wherever you intend to participate in the Meeting. Please note that Internet Explorer is not a supported browser for accessing the virtual meeting website.

You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the Meeting. We encourage you to access the Meeting online prior to the start time. The only item of information needed to access the Meeting from the website is the control number, which is the 15-digit number located in the shaded bar on the Notice of Internet Availability you receive or on the proxy card. Have the Notice of Internet Availability or proxy card available when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the Meeting.

Beneficial Stockholders

If you are a beneficial stockholder, then you may not attend and vote at the Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee and register to attend the Meeting. You must follow the process for obtaining a legal proxy set out by your bank, broker or other nominee and forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare via email at legalproxy@computershare.com or by mail:

Computershare

Zymeworks Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, then you may not attend and exercise the voting rights of your exchangeable shares at the Meeting unless you obtain a “legal proxy” from the share trustee and register to attend the Meeting. You must follow the instructions in your voting instruction card to obtain the legal proxy and forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare via email at legalproxy@computershare.com or by mail:

Computershare Trust Company of Canada

320 Bay Street, 14th Floor,

Toronto, Ontario, M5H 4A6

Canada

Beneficial Holders of Exchangeable Shares

If you are a beneficial holder of exchangeable shares, then you may not attend and exercise the voting rights of your exchangeable shares at the Meeting unless you follow the instructions provided by your bank, broker or other nominee and obtain a “legal proxy” to exercise voting rights. You must follow the process for obtaining a legal proxy set out by your bank, broker or other nominee and forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare via email at legalproxy@computershare.com or by mail:

Computershare Trust Company of Canada

320 Bay Street, 14th Floor,

Toronto, Ontario, M5H 4A6

Canada

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the Meeting since our stockholders can participate from any location around the world with Internet access.

What if I have trouble accessing the Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Meeting. We encourage you to access the Meeting prior to the start time. For further assistance should you need it you may call Local 1-888-724-2416 or International +1 781-575-2748.

How will my shares be voted?

Stockholders

If you are a registered stockholder and you submit a proxy, your shares will be voted as you instruct. If you submit a proxy but do not provide voting instructions, your shares will be voted:

•	“FOR ALL” of the Class I director nominees named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG as our auditors for the year ending December 31, 2025.

In addition, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

If you are a beneficial stockholder, your shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return the voting instruction card on a timely basis, your broker will have the authority to vote your brokerage shares only on the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will be prohibited from voting your shares without your instructions on the election of directors and on any other proposal. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the Meeting and not as votes cast.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, your voting rights will be exercised as you instruct in your voting instruction card. If you do not return your instruction card, or if you sign and return your voting instruction card but do not provide voting instructions, your voting rights will not be exercised, and your shares will not count towards quorum at the Meeting.

If you are a beneficial holder of exchangeable shares, your exchangeable shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return your voting instruction card on a timely basis, the voting rights in respect of your exchangeable shares will not be exercised. The share trustee will be prohibited from exercising the voting rights in respect of your exchangeable shares without your instructions on the election of directors and on any other proposal. Your votes will not be counted and will not count towards a quorum at the Meeting.

May I change or revoke my vote?

If you are a registered stockholder, you may change your vote by: (i) providing a written notice of revocation to our Corporate Secretary at the address set out under the heading “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?” provided that such notice is received prior to

3:00 p.m. Eastern Time on December 29, 2025; (ii) by attending the Meeting virtually by visiting meetnow.global/MZKC5MK and voting; or (iii) by granting a subsequent proxy. To be effective, the subsequent proxy must be deposited before the time specified above under the heading “How You Can Vote—When is the deadline to vote?” for the deposit of proxies.

Voting at the Meeting will revoke your previous proxy.

If you are a registered holder of exchangeable shares, you may change your vote by submitting a written revocation of your previous instruction to the share trustee. The written revocation must be received by 2:00 p.m. Eastern Time on December 24, 2025.

For shares of common stock or exchangeable shares you hold as a beneficial owner, you may change your vote by following the instructions provided by your bank, broker or other nominee.

Obtaining Additional Information

How may I obtain financial and other information about Zymeworks Inc.?

Our consolidated financial statements are included in our 2024 Annual Report on Form 10-K. We filed our Annual Report on Form 10-K with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and, in Canada, on SEDAR+. We also will furnish a copy of our 2024 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address above under the heading in “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?”.

By writing to us, stockholders also may obtain, without charge, a copy of our certificate of incorporation, bylaws, corporate governance principles and guidelines, code of business conduct and ethics and Board of Directors standing committee charters.

If you have any questions or need assistance voting, please contact Kingsdale at 1-855-476-7981 (toll-free in North America) or 1-473-561-5034 (text or collect outside North America) or email contactus@kingsdaleadvisors.com.

What if I have questions for the transfer agent?

If you are a registered stockholder and have questions concerning stock certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

or P.O. Box 43006

Providence, RI 02940-3006

United States or Canada: (800) 736-3001

Non-United States or Canada: (781) 575-3100

If you are a registered holder of exchangeable shares and have questions concerning share certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Investor Services Inc.

320 Bay Street, 14th Floor,

Toronto, ON, M5H 4A6

SHARE OWNERSHIP

The table below indicates information as of November 3, 2025 regarding the beneficial ownership of our common stock for:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all current executive officers and directors as a group.

In accordance with SEC rules, for the purposes of calculating percent ownership, as of November 3, 2025, (i) 74,835,565 shares of common stock were issued and outstanding, and, (ii) for any individual who beneficially owned shares represented by exchangeable shares, warrants, options, or restricted stock units that were exercisable or scheduled to vest within sixty days of November 3, 2025, those shares were treated as if outstanding for that person, but not for any other person. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. To our knowledge, except as noted in the table below, no person or entity was the beneficial owner of more than 5% of the voting power of our common stock as of November 3, 2025.

Except as otherwise indicated, the address of each of the persons in this table is 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned	Total Voting Percentage †
5% and Greater Stockholders:
EcoR1 Capital, LLC	22,970,388	(1)	30.69%	30.47%
BVF Partners L.P.	4,607,935	(2)	6.16%	6.11%
Redmile Group, LLC	4,150,627	(3)	5.55%	5.51%
Morgan Stanley	4,055,172	(4)	5.42%	5.38%
Rubric Capital Management LP	3,917,331	(5)	5.23%	5.20%
Directors and Named Executive Officers:
Kenneth Galbraith	992,053	(6)	1.31%	*
Leone Patterson	120,000	(7)	*	*
Paul Moore	301,458	(8)	*	*
Carlos Campoy	109,666	(9)	*	*
Alessandra Cesano	76,222	(10)	*	*
Gregory A. Ciongoli	500,388	(11)	*	*
Nancy Davidson	80,333	(12)	*	*
Neil Gallagher	74,166	(13)	*	*
Robert E. Landry	6,888	(14)	*	*
Susan Mahony	141,000	(15)	*	*
Derek Miller	112,444	(16)	*	*
Kelvin Neu	102,000	(17)	*	*
Oleg Nodelman	22,970,388	(18)	30.69%	30.47%
Scott Platshon	—		—	—
All current Executive Officers and Directors:
All current executive officers and directors as a group (15 persons):	25,786,013	(19)	33.51%	31.27%

*	Less than one percent.

†

Percentage of total voting power represents voting power with respect to all outstanding shares of our common stock and the voting rights of the exchangeable shares exercised via the share of our special voting preferred stock, as a single class. Each holder of our common stock is entitled to one vote per outstanding share, and each holder of an exchangeable share is entitled to voting rights equivalent to one vote per exchangeable share on all matters submitted to our stockholders for a vote. The common stock and the special voting preferred stock (exercising the voting rights of the exchangeable shares) vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

(1)

Consists of (i) 21,582,563 shares of common stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”) and (ii) 1,387,825 shares of common stock held by EcoR1 Capital Fund, L.P. (“Capital Fund”). Qualified Fund, Capital Fund and other private investment funds are managed by EcoR1 Capital, LLC (“EcoR1 LLC” and, collectively with Qualified Fund, Capital Fund and such other private investment funds, “EcoR1”). Oleg Nodelman, the manager of EcoR1 LLC, has shared voting control and investment discretion over the securities reported herein that are held by EcoR1. As a result, Mr. Nodelman may be deemed to have beneficial ownership of the securities that are held by EcoR1. The address of these entities and this individual is 357 Tehama Street #3, San Francisco, California 94103. Oleg Nodelman and Scott Platshon, a Partner of EcoR1, are members of the Board of Directors of the Company.

(2)

Based on a Schedule 13G filed November 14, 2024, consists of 2,392,283 shares of common stock held by Biotechnology Value Fund, L.P. (“BVF”), 1,919,991 shares of common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), 212,898 shares of common stock held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and 82,763 shares of common stock held in a certain BVF Partners L.P. managed account, each as of September 30, 2024. BVF Partners L.P., as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of BVF Partners OS Ltd., the general partner of Trading Fund OS, may be deemed to beneficially own the 4,607,935 shares of common stock as of September 30, 2024. The address for this entity is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(3)

Based on a Schedule 13G/A filed August 14, 2025, consists of 4,150,627 shares of common stock held as of June 30, 2025 by certain private investment vehicles and/or sub-advised accounts managed by Redmile Group, LLC (“Redmile”) and may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or sub-advised accounts, and by Jeremy C. Green as the principal of Redmile. The address for this entity and individual is One Letterman Drive Building D, Suite D3-300, San Francisco, CA 94129 and c/o Redmile Group LLC, 45 W. 27th Street, Floor 11, New York, NY 10001, respectively.

(4)

Based on a Schedule 13G/A filed May 7, 2025, consists of 4,055,172 shares of common stock held by Morgan Stanley as of March 31, 2025. The address for this entity is 1585 Broadway, New York, NY, 10036.

(5)

Based on a Schedule 13G filed November 13, 2024, consists of 3,917,331 shares of common stock held by Rubric Capital Management LP as of September 30, 2024. The address for this entity is 155 East 44th St, Suite 1630, New York, NY 10017.

(6)

Consists of 80,803 shares of common stock, 811,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025, and 100,000 shares of common stock that will be issued upon vesting of 100,000 restricted stock units within 60 days after November 3, 2025.

(7)	Consists of 120,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(8)	Consists of 23,333 shares of common stock and 278,125 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(9)	Consists of 109,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(10)	Consists of 76,222 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(11)

Consists of 488,500 shares of common stock held directly, 5,000 shares of common stock held by 4 Arrows Holdings, LLC, for which Gregory Ciongoli is the manager, and 6,888 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025. Gregory Ciongoli exercises sole voting and dispositive power over the shares held by 4 Arrows Holdings, LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(12)

Consists of 80,333 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025. Dr. Davidson submitted her resignation from the Board of Directors, effective November 6, 2025.

(13)

Consists of 74,166 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025. Dr. Gallagher submitted his resignation from the Board of Directors, effective November 6, 2025.

(14)	Consists of 6,888 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(15)	Consists of 141,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025.
(16)

Consists of 112,444 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025. Mr. Miller submitted his resignation from the Board of Directors, effective November 6, 2025.

(17)

Consists of 102,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 3, 2025. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(18)

Consists of the shares of common stock described in footnote 1 above. Mr. Nodelman joined our Board of Directors in February 2025, and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(19)

Dr. Jeffrey Smith is an executive officer but not a named executive officer of the Company. Therefore, his ownership is reflected in the total shares beneficially owned by the current executive officers and directors as a group.

GOVERNANCE
Our business and affairs are managed, and all corporate powers are exercised, under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance, and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority manage our day-to-day
business operations.
Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for our governance. It also has adopted a Code of Business Conduct and Ethics (the “
Code of Conduct
”) that applies to members of our Board of Directors, our executive officers and all of our employees. Several standing committees (audit, compensation, and nominating and corporate governance) assist our Board of Directors in carrying out its responsibilities. Each standing committee operates under a written charter adopted by our Board of Directors.
The full text of our corporate governance guidelines, audit, compensation, and nominating and corporate governance committee charters and Code of Conduct are posted on our website at
www.zymeworks.co
m
. We intend to satisfy the disclosure requirement under Item 5.05 of Form
8-K
regarding amendments to, or waiver from, a provision of the Code of Conduct by posting such information on the website address and location specified above. Paper copies of these documents, as well as our governing documents (including our certificate of incorporation and bylaws), may be obtained upon request by writing to: Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.
Pursuant to our bylaws, the holders of 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Insider Trading Policy and Anti-Hedging
We have adopted an insider trading policy (the “
Insider Trading Policy
”) that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees, and other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants) and that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing requirements. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024. In addition, with regard to our company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.
Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions, and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities. Any person covered by our Insider Trading Policy is prohibited from pledging Zymeworks securities as collateral for any loan, in margin accounts or as part of pledging transactions, regardless of whether such person is in possession of non-public
material information.
Clawback Policy
We maintain a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary
recovery of

excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.
In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they received from us during the
12-month
period following the first public issuance or filing with the SEC of the financial document incorporating such financial reporting requirement, as well as profits realized from the sale of securities during that
12-month
period.
Stock Ownership Guidelines
In September 2025, our Board of Directors adopted stock ownership guidelines for our non-management
directors (other than those representing or affiliated with greater than ten percent stockholders) (the “
Stock Ownership Guidelines
”). The purpose of the Stock Ownership Guidelines is to further align the interests of our leadership with the long-term interests of stockholders and further promote our commitment to sound corporate governance.
The Stock Ownership Guidelines require covered directors to achieve beneficial ownership of at least 10,000 shares of common stock by September 2028 (the “
Target Ownership
”). The Board of Directors set the Target Ownership as a reasonable ownership position in light of the directors’ cash compensation and the then-current value of our common stock. The compensation committee will review the Target Ownership from time to time.
Directors subject to the Stock Ownership Guidelines are expected to retain all shares received (net of shares withheld or sold to cover tax withholding obligations, if any) pursuant to their service as directors until the Target Ownership is achieved. In determining beneficial ownership, the Stock Ownership Guidelines take into account the following: (i) shares owned outright, including shares owned jointly with a spouse/domestic partner or separately by a spouse/domestic partner and/or children that share such director’s household; and (ii) shares owned through trusts or entities owned and controlled by, or for the benefit of, such director or his or her spouse/domestic partner and/or children that share such director’s household. Vested or unvested stock options and unvested restricted stock units will not be included in the determination of beneficial ownership.
The compensation committee has responsibility for the management and interpretation of the Stock Ownership Guidelines and for ensuring compliance with its terms. The compensation committee may also amend, defer or waive compliance for specific participants, or amend or terminate the Stock Ownership Guidelines as a whole.
Board of Directors
Our Board of Directors is responsible for the stewardship of our company and providing oversight as to the management of our business and affairs, including providing guidance and strategic oversight to management.

Board Leadership

Our Board of Directors has a Chair, currently Mr. Kenneth Galbraith, who has authority, among other things, to call and preside over the meetings of the Board of Directors. The Chair, in consultation with the chair of any applicable committee and other directors, as appropriate, shall establish the agenda for meetings of the Board of Directors. If the Chair is not an independent director, then a lead independent director should act as the effective independent leader of the Board of Directors and ensure the Board of Directors’ agenda will enable it to successfully carry out its duties.

Our corporate governance framework provides our Board of Directors flexibility to determine the appropriate leadership structure for our company, and whether the roles of Chair and Chief Executive Officer should be separated or combined. In making this determination, our Board of Directors considers many factors, including the needs of the business, our Board of Directors’ assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of Chair is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Mr. Galbraith has extensive knowledge of all aspects of our business and industry, and is best positioned to identify strategic priorities, lead critical discussions, and execute our business plans. We believe that Mr. Galbraith’s combined role of Chair and Chief Executive Officer enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and a strong independent board committee system. As a result of our Board of Directors having a majority of independent directors and its related independent committees, our Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Because Mr. Galbraith is the Chair of our Board of Directors and also our Chief Executive Officer and President, our Board of Directors appointed Dr. Susan Mahony to serve as our lead independent director. As lead independent director, Dr. Mahony presides over periodic meetings of our independent directors, serves as a liaison between Mr. Galbraith and our independent directors, works with the other directors to ensure the Board of Directors is provided with timely and relevant information as is necessary to effectively discharge its fiduciary duties and responsibilities, ensures that the Board of Directors and its committees have the appropriate resources to support their work, in particular, accurate, timely and relevant information, and performs such additional duties as our Board of Directors may otherwise determine or delegate.

We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report regularly to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

On November 3, 2025, Dr. Davidson, Dr. Gallagher, and Mr. Miller submitted their resignations from the Board of Directors, including each director’s committee memberships, effective as of November 6, 2025. The resignations of Dr. Davidson, Dr. Gallagher, and Mr. Miller were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our audit committee. Our Board of Directors receives periodic reports on each committee’s activities. Our audit committee has, among its delegated responsibilities, the duty to assist the Board of Directors in its oversight of our risk management processes across the organization (including general enterprise risk, financial risk, cybersecurity, and data privacy matters). Our audit committee also has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our audit committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Environmental, Social and Governance Oversight

While the full Board of Directors has ultimate responsibility for oversight of environmental, social and governance (“ESG”) matters, the nominating and corporate governance committee is responsible for directly reviewing and reporting findings and recommendations to the Board of Directors regarding our ESG strategy, initiatives, and policies, including in light of any feedback from our management or other stakeholders. The nominating and corporate governance committee also periodically reviews our policies and disclosures related to ESG. These responsibilities of the nominating and corporate governance committee are expressly set forth in the committee’s charter. Although not enumerated in their respective charters, other committees of the Board of Directors also regularly address ESG issues relevant to their respective oversight areas.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing rules. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act.

The Board of Directors has determined that all directors, except Mr. Galbraith, meet the independence requirements under the Nasdaq listing standards, and qualify as “independent directors” under the Nasdaq listing standards. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer and President. The Board of Directors also determined that Mr. Campoy, Mr. Ciongoli and Mr. Landry, who comprise our audit committee, and Mr. Landry, Dr. Mahony, and Mr. Nodelman, who comprise our compensation committee, each satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq listing standards, and Dr. Cesano, Mr. Ciongoli and Mr. Nodelman, who comprise our nominating and corporate governance committee, are independent. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them, including those described in the section titled “Certain Relationships and Related Transactions.”

There are no family relationships among any of our directors, director nominees or executive officers. The following directors are directors of other reporting issuers as of November 3, 2025, as set out below:

Director	Reporting Issuer
Alessandra Cesano	Summit Therapeutics Inc. Puma Biotechnology, Inc.

Gregory A. Ciongoli	Atara Biotherapeutics, Inc.

Robert E. Landry	Cytokinetics, Incorporated

Susan Mahony	Assembly Biosciences, Inc. Axsome Therapeutics, Inc.

Oleg Nodelman	AnaptysBio, Inc. Galapagos NV

Board and Committee Meetings; Executive Sessions

At regularly scheduled Board of Directors and committee meetings, directors review and discuss management reports regarding our performance, prospects, and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chair, in consultation with the chair of any applicable committee, the lead independent director and other directors, as appropriate, establishes the agenda for meetings of the Board of Directors. Committee agendas and schedules are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq listing rules, our corporate governance guidelines provide that the independent directors will meet in executive sessions without the non-independent directors or members of management on a periodic basis but not less than two times a year.

During our fiscal year ended December 31, 2024, our Board of Directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

The table below provides the attendance record for our directors at meetings of the Board of Directors held in 2024:

Director	Attendance Record
Carlos Campoy	5/5
Alessandra Cesano(1)	5/5
Troy M. Cox(2)	4/5
Nancy Davidson(3)	5/5
Kenneth Galbraith	5/5
Neil Gallagher(4)	4/4

Director	Attendance Record
Kenneth Hillan(5)	0/0
Susan Mahony	5/5
Derek Miller(6)	5/5
Kelvin Neu	5/5
Scott Platshon(7)	5/5
Hollings C. Renton(8)	5/5
Oleg Nodelman(9)	0/0
Gregory A. Ciongoli(10)	0/0
Robert E. Landry(11)	0/0

(1)	Dr. Cesano joined our Board of Directors in February 2024.
(2)	Mr. Cox resigned from our Board of Directors in August 2025.
(3)	Dr. Davidson resigned from our Board of Directors effective November 6, 2025.
(4)	Dr. Gallagher joined our Board of Directors in April 2024 and resigned from our Board of Directors effective November 6, 2025.
(5)	Dr. Hillan resigned from our Board of Directors in February 2024.
(6)	Mr. Miller resigned from our Board of Directors effective November 6, 2025.
(7)	Mr. Platshon joined our Board of Directors in February 2024.
(8)	Mr. Renton resigned from our Board of Directors in December 2024.
(9)	Mr. Nodelman joined our Board of Directors in February 2025.
(10)	Mr. Ciongoli joined our Board of Directors in August 2025.
(11)	Mr. Landry joined our Board of Directors in August 2025.

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders. One out of eleven then-members of our Board of Directors attended our 2024 annual meeting of stockholders.

Board Committees

The following chart sets forth our Board of Directors’ standing committees and membership on these committees as of the date of this proxy statement. Our Board of Directors dissolved our research and development committee effective November 6, 2025:

Director	Audit	Compensation	Nominating and Corporate Governance
Carlos Campoy	Chair	—	—
Alessandra Cesano	—	—	Member
Gregory A. Ciongoli(1)	Member	—	Chair
Kenneth Galbraith	—	—	—
Robert E. Landry(2)	Member	Member	—
Susan Mahony(3)	—	Chair	—
Kelvin Neu	—	—	—
Oleg Nodelman(4)	—	Member	Member
Scott Platshon	—	—	—

(1)	Mr. Ciongoli was appointed to the audit committee in August 2025 and to the nominating and corporate governance committee as chair in November 2025.
(2)	Mr. Landry was appointed to the audit committee in August 2025 and to the compensation committee in November 2025.
(3)	Dr. Mahony was appointed as chair of the compensation committee in December 2024.
(4)	Mr. Nodelman was appointed to the nominating and corporate governance committee in February 2025 and to the compensation committee in November 2025.

Audit Committee

Our audit committee currently consists of Mr. Campoy, Mr. Ciongoli and Mr. Landry. Mr. Cox ceased serving on the audit committee in August 2025 in connection with his resignation from the Board of Directors, and Mr. Miller ceased serving on the audit committee effective November 6, 2025 in connection with his resignation from the Board of Directors. Mr. Campoy serves as the chair of our audit committee. Our Board of Directors has determined that each of Mr. Campoy and Mr. Landry is an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC, and possesses financial sophistication, as defined under the rules of the Nasdaq Global Select Market. The members of our audit committee are “independent” for audit committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee.

The education and experience of each member of the audit committee that is relevant to the performance of their responsibilities as a member of the audit committee is described below under “Proposal 1—Election of Directors.”

The principal purposes of our audit committee are to:

•	assist our Board of Directors in its oversight of:

○	the quality, audit and integrity of our financial statements and related information;

○	the independence, qualifications, appointment and performance of our external auditor;

○	our disclosure controls and procedures, internal control over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

○	the organization and performance of any applicable internal audit function, if any;

○	our compliance with applicable legal and regulatory requirements; and

○	our enterprise risk management processes, including risks and exposures associated with cybersecurity, information security and privacy matters;

•

periodically review and discuss with management the adequacy and effectiveness of the Company’s cybersecurity, information and technology security, and data protection programs, procedures and policies;

•	review and monitor compliance with our Code of Conduct;

•	review, approve and monitor related party transactions involving directors, executive officers or beneficial owners of more than 5% of any class of our voting securities;

•

review, with the Company’s counsel, on a regular basis, any reports of whistleblowing, including all reports made to the Company’s anonymous and confidential helpline pursuant to our Whistleblower Policy; and

•

prepare the audit committee report required by SEC rules to be included in our proxy statement for the annual meeting of stockholders, and perform other duties and responsibilities as are enumerated in or consistent with the audit committee’s charter.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our audit committee, consistent with the rules of Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com. Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Our audit committee held four meetings during the year ended December 31, 2024. The table below provides the attendance record for audit committee members at audit committee meetings held in 2024:

Director	Attendance Record
Carlos Campoy	4/4
Troy M. Cox(1)	3/4
Derek Miller(2)	4/4
Gregory A. Ciongoli(3)	0/0
Robert E. Landry(4)	0/0

(1)	Mr. Cox ceased serving on the audit committee in August 2025 in connection with his resignation from the Board of Directors.
(2)	Mr. Miller ceased serving on the audit committee effective November 6, 2025 in connection with his resignation from the Board of Directors.
(3)	Mr. Ciongoli was appointed to the audit committee in August 2025.
(4)	Mr. Landry was appointed to the audit committee in August 2025.

Compensation Committee

Our compensation committee currently consists of Mr. Landry, Dr. Mahony, and Mr. Nodelman and is chaired by Dr. Mahony. Mr. Renton ceased serving on the compensation committee in December 2024 in connection with his resignation from the Board of Directors. Each of Dr. Davidson and Dr. Gallagher ceased serving on the compensation committee effective November 6, 2025 in connection with their resignations from the Board of Directors. Mr. Platshon served on the compensation committee from February to November 2025, and Mr. Landry and Mr. Nodelman were appointed to the compensation committee in November 2025.

The functions of this committee include, but are not limited to:

•	at least annually, reviewing and, as appropriate, amending or making recommendations with respect to the objectives of our executive compensation plans;

•	at least annually, reviewing and, as appropriate, amending or adopting, or recommending to our Board of Directors the amendment or adoption of, executive compensation plans;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the Chief Executive Officer’s compensation;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of our executive officers, the evaluation process and compensation structure for our executive officers and, in consultation with the Chief Executive Officer, evaluating the performance of such executive officers in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the compensation of such executive officers;

•	annually assessing the competitiveness and appropriateness of our policies relating to the compensation of executive officers;

•

administering the Company’s incentive compensation plans, equity compensation plans and such other compensation or benefit plans and programs as designated from time to time by the Board of Directors or as the committee deems appropriate;

•

reviewing and approving, or recommending that the Board of Directors approve, and administering, including the adoption, amendment, or termination of, a clawback policy allowing us to recoup compensation paid to employees;

•

appointing or removing Company officers, other than the Chief Executive Officer, and reviewing, with the Chief Executive Officer, management’s assessment of existing resources and plans for officer and management succession;

•	overseeing the selection of any peer group used in determining compensation or any element of compensation;

•	reviewing the executive compensation disclosure for inclusion in our public disclosure documents and, if appropriate, recommending the approval and disclosure of such information;

•	reviewing the form and amount of compensation for service on our Board of Directors and committees at least once a year and recommending any changes to our Board of Directors; and

•

monitoring compliance with any stock ownership guidelines established by the Board of Directors or the compensation committee and periodically review and recommend any proposed changes to the Board of Directors.

Additional discussion of the role and responsibilities of the compensation committee is set forth below under “Executive Compensation—Discussion of Executive Compensation Practices.”

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the rules of the Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the current members of our compensation committee is independent as defined by Nasdaq rules.

Our compensation committee held four meetings during the year ended December 31, 2024. The table below provides the attendance record for our compensation committee members at compensation committee meetings held in 2024:

Director	Attendance Record
Nancy Davidson(1)	4/4
Neil Gallagher(2)	0/0
Robert Landry(3)	0/0
Susan Mahony	4/4
Oleg Nodelman(4)	0/0
Scott Platshon(5)	0/0
Hollings C. Renton(6)	4/4

(1)	Dr. Davidson ceased serving on the compensation committee effective November 6, 2025 in connection with her resignation from the Board of Directors.
(2)

Dr. Gallagher was appointed to the compensation committee in December 2024 and ceased serving on the compensation committee effective November 6, 2025 in connection with his resignation from the Board of Directors.

(3)	Mr. Landry was appointed to the compensation committee in November 2025.
(4)	Mr. Nodelman was appointed to the compensation committee in November 2025.
(5)	Mr. Platshon served on the compensation committee from February to November 2025.
(6)	Mr. Renton ceased serving on the compensation committee in December 2024 in connection with his resignation from the Board of Directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Dr. Cesano, Mr Ciongoli and Mr. Nodelman. Dr. Hillan resigned as a director and as chair and a member of the nominating and corporate governance committee in February 2024, and Mr. Miller was appointed chair at that time. Mr. Nodelman was appointed as a member in February 2025. Mr. Miller ceased serving as the chair and a member of the nominating and corporate governance committee effective November 6, 2025 in connection with his resignation from the Board of Directors. Mr. Campoy ceased serving on the nominating and corporate governance committee in November 2025, and Mr. Ciongoli was appointed as a member and chair of the nominating and corporate governance committee in November 2025.

The nominating and corporate governance committee’s purpose is to assist our Board of Directors in:

•	identifying individuals qualified to become members of our Board of Directors;

•	selecting or recommending that our Board of Directors select director nominees for the next annual meeting of stockholders and determining the composition of our Board of Directors and its committees;

•	developing and overseeing a process to assess our Board of Directors, the Chair of the Board of Directors, the committees of the Board of Directors and the chairs of the committees;

•	developing and implementing our corporate governance guidelines; and

•	overseeing our ESG strategy, initiatives and policies.

It is the responsibility of the nominating and corporate governance committee to regularly evaluate the overall effectiveness of our Board of Directors and our Chair and all board committees and their chairs.

Our Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for our Board of Directors as a whole and for individual directors.

The nominating and corporate governance committee may retain, at our expense, outside counsel or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee, a current copy of which is available on our website at www.zymeworks.com.

Director Nominations

Our nominating and corporate governance committee identifies, selects and recommends to the Board of Directors individuals qualified to serve both on the Board of Directors and on committees of the Board of Directors, including persons suggested by stockholders and others, in accordance with our certificate of incorporation and bylaws. In identifying new candidates for our Board of Directors, the nominating and corporate governance committee considers what competencies and skills our Board of Directors as a whole should possess, assesses the competencies and skills of each existing and potential director, and considers the personality and other qualities of each existing and potential director, as these may ultimately determine the boardroom dynamic. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness, and responsibility and be committed to representing the long-term interests of the stockholders. They must also have a genuine interest in Zymeworks and be able to devote sufficient time to discharge their duties and responsibilities effectively.

The nominating and corporate governance committee seeks to identify qualified candidates for nomination as directors and make recommendations to the Board of Directors. When identifying candidates to nominate for election to the Board of Directors, the primary objectives of the nominating and corporate governance committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character, and qualities, having regard to our current and future plans and objectives, as well as anticipated industry and market developments. In accordance with our corporate governance guidelines, the nominating and corporate governance committee also believes that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the Board of Directors’ performance. The nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin and, accordingly, recommendations concerning director nominees are based on these considerations, in addition to merit and past performance, expected contribution to the Board of Directors’ performance, and knowledge of the industry and sector in which we operate. Additionally, in evaluating and identifying potential nominees, the nominating and corporate governance committee evaluates skills which may complement those already serving, or provide additional expertise not already present on the Board of Directors.

In furtherance of our commitment to diversity, the nominating and corporate governance committee will balance these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to the Board of Directors. Although we have not adopted specific targets, the nominating and corporate governance committee will consider the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors.

We have engaged Egon Zehnder International Inc. (“Egon”) for the purpose of identifying highly qualified director nominee candidates that also align with our philosophy on diversity. Prior to their initial appointment to the Board of Directors, each of the director nominees at this year’s Meeting were first identified to the nominating and corporate governance committee by Egon.

The nominating and corporate governance committee will consider for nomination qualified director candidates recommended by our stockholders in accordance with our certificate of incorporation and bylaws. Any stockholder who wishes to recommend a director candidate is directed to submit written notice of the nomination to our Corporate Secretary at our principal executive offices. For details on the requirements for the submission of such notice, see “Proposal 1—Election of Directors—Advance Notice Policy” in this proxy statement.

All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board of Directors.

Our Board of Directors has determined that each of the members of our nominating and corporate governance committee is independent as defined by the Nasdaq rules.

The nominating and corporate governance committee met four times during the year ended December 31, 2024. The table below provides the attendance record for nominating and corporate governance committee members at nominating and corporate governance committee meetings held in 2024:

Director	Attendance Record
Carlos Campoy(1)	4/4
Alessandra Cesano(2)	3/4
Gregory Ciongoli(3)	0/0
Kenneth Hillan(4)	0/0
Derek Miller(5)	4/4
Oleg Nodelman(6)	0/0

(1)	Mr. Campoy ceased serving on the nominating and corporate governance committee in November 2025.
(2)	Dr. Cesano was appointed to the nominating and corporate governance committee in February 2024.
(3)	Mr. Ciongoli was appointed to the nominating and corporate governance committee in November 2025.
(4)	Dr. Hillan ceased serving on the nominating and corporate governance committee in February 2024 in connection with his resignation from the Board of Directors.

(5)	Mr. Miller ceased serving on the nominating and corporate governance committee effective November 6, 2025 in connection with his resignation from the Board of Directors.
(6)	Mr. Nodelman was appointed to the nominating and corporate governance committee in February 2025.

Research and Development Committee

We previously maintained a research and development committee as a committee of the Board of Directors. Following a review of the structure of our Board of Directors and its committees, in November 2025 our Board of Directors determined to dissolve the research and development committee.

Our research and development committee held two meetings during the year ended December 31, 2024. The table below provides the attendance record for research and development committee members at research and development committee meetings held in 2024:

Director	Attendance Record
Alessandra Cesano(1)	2/2
Nancy Davidson	2/2
Neil Gallagher(2)	1/1
Kenneth Hillan(3)	0/0
Kelvin Neu	2/2

(1)	Dr. Cesano was appointed to the research and development committee in February 2024.
(2)	Dr. Gallagher was appointed to the research and development committee in April 2024.
(3)	Dr. Hillan ceased serving on the research and development committee in February 2024 in connection with his resignation from the Board of Directors.

Corporate Sustainability Initiatives

At Zymeworks, we are driven by our mission to make a meaningful difference for people around the world who are impacted by difficult-to-treat cancers and other serious diseases. We believe that we have a unique ability to use our combined talents to achieve something bigger than ourselves. As such, we are driven by our social purpose and place high value on our contributions to society and the environment, along with putting governance and compliance at the heart of everything we do.

For information regarding our Board of Directors’ oversight of ESG matters, see “Governance—Board of Directors—Environmental, Social and Governance Oversight.”

We hope to lead the way for biotechnology companies of our size and stage of development.

We will continue to invest in our employees and culture, and anticipate reporting on other corporate sustainability initiatives in the future.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the chair of any such committee. Written correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board of Directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department will route communications to the appropriate director(s) or, if none is specified, then to the lead independent director.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee of any communications received for which the Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department has responded.

These policies and procedures do not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Any requests for investor relations materials should be made to our Investor Relations Department.

As part of our ongoing stockholder engagement, members of management (including the Chair of our Board of Directors) and our Investor Relations Department (i) make themselves available to, and meet regularly with, stockholders in individual meetings and at investor conferences and (ii) provide reports of feedback from shareholder interactions to our Board of Directors for consideration and discussion. In addition, upon request, the Company has made and will continue to make independent directors available to meet with stockholders from time to time. Stockholder feedback continues to be important to us, and we are committed to continue to engage with stockholders to understand their views.

At our 2024 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) received approximately 93% of the votes cast in support of the proposal (excluding broker non-votes and abstentions). We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

PROPOSALS TO BE VOTED ON

Proposals 1, 2 and 3 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The nominating and corporate governance committee has recommended, and our Board of Directors has nominated, the following three individuals for election as directors, all of whom are currently directors:

•	Carlos Campoy;

•	Alessandra Cesano; and

•	Robert E. Landry.

In making the nominations, both our nominating and corporate governance committee and our Board of Directors considered the nominees’ other obligations, experience, tenure, and attendance record. Also, in furtherance of our commitment to diversity, our nominating and corporate governance committee balances these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to our Board of Directors. Our nominating and corporate governance committee considers the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors. At this time, we have not adopted any specific targets for recruiting and retaining qualified female directors but will continue to pursue our objectives through ongoing diversity initiatives with a view to continue identifying and fostering the development of a suitable pool of candidates for nomination or appointment to our Board of Directors.

Our Board of Directors determined that Mr. Campoy, Dr. Cesano, and Mr. Landry are independent under applicable SEC and exchange standards.

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below as of November 3, 2025. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Carlos Campoy

Mr. Campoy is 61 years old and has served as a member of our Board of Directors since June 2023. Mr. Campoy served as Chief Financial Officer of CytomX Therapeutics, Inc. from March 2020 through September 2022. Prior to CytomX Therapeutics, Mr. Campoy served as the Chief Financial Officer of Alder BioPharmaceuticals, Inc., a public biopharmaceutical company acquired in October 2019 by Lundbeck A/S, from December 2018 to November 2019. During his time at Alder BioPharmaceuticals, Mr. Campoy led the finance organization and readied the company for commercial launch of its lead program, eptinezumab. Prior to Alder BioPharmaceuticals, Mr. Campoy was a partner at Think Forwards, a boutique financial consulting firm, from September 2017 to December 2018. Prior to his position at Think Forwards, Mr. Campoy held the role of vice president of finance at Allergan plc from July 2014 to November 2016. Prior to joining Allergan, Mr. Campoy held senior financial leadership positions at Eli Lilly and Company from 1996 to 2014, including Chief Financial Officer of Eli Lilly Japan K.K. Mr. Campoy is NACD Directorship Certified® and holds a Certified Management Accountant (CMA) designation. Mr. Campoy received his M.B.A. in Finance and Decision Information Systems from Indiana University and his B.S. in Management from Faculdade de Ciências Contábeis e de Administração de Empresas de Tupã (FACCAT), in São Paulo, Brazil.

The Board of Directors believes that Mr. Campoy is qualified to serve on our Board of Directors because of his extensive strategic and financial leadership experience in the pharmaceutical and biotechnology sectors.

Alessandra Cesano

Dr. Cesano is 65 years old and has served as a member of our Board of Directors since February 2024. Dr. Cesano has served as an advisor to General Catalyst, a venture capital and investment firm, since February

2025. Dr. Cesano served as the Chief Medical Officer of ESSA Pharma Inc., a pharmaceutical company developing therapies for the treatment of prostate cancer, from July 2019 to May 2025. Previously, Dr. Cesano was the Chief Medical Officer of NanoString Technologies, Inc., a biotechnology company that develops translational research tools, from July 2015 to July 2019, where she focused on development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response and resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Dr. Cesano has also held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late-stage development and U.S. Food and Drug Administration (“FDA”) approvals. She currently serves as associate editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer and co-chair of the Society for Immunotherapy of Cancer (SITC) regulatory committee. She has been an author on more than 140 publications. Dr. Cesano has served as a director at Puma Biotechnology, Inc. since July 2022 and as a director of Summit Therapeutics Inc. since November 2022. Dr. Cesano received an M.D. summa cum laude, a board certification in oncology and a Ph.D. in Tumor Immunology from the University of Turin, Italy.

The Board of Directors believes that Dr. Cesano is qualified to serve on our Board of Directors because of her extensive experience in biotechnology research and development and oncology.

Robert E. Landry

Mr. Landry is 61 years old and has served as a member of our Board of Directors since August 2025. Mr. Landry served as the Executive Vice President and Chief Financial Officer at Regeneron Pharmaceuticals, Inc., from September 2013 to January 2024. Prior to his time at Regeneron, Mr. Landry served from January 1988 to August 2013 as the Senior Vice President, Treasurer, Senior Vice President, Finance, and in other various corporate roles at Pfizer (formerly Wyeth). Mr. Landry started his career at Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mr. Landry also currently serves on the board of directors of Cytokinetics, Inc., a late-stage biopharmaceutical company. Mr. Landry is a Certified Public Accountant in New York (inactive) and attended the University of Notre Dame, where he earned a B.B.A. in accounting in 1986.

The Board of Directors believes that Mr. Landry is qualified to serve on our Board of Directors because of his extensive financial and leadership experience, in addition to his knowledge of our industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT.

Continuing Members of the Board of Directors

Biographical information regarding the members of the Board of Directors expected to continue in office following the conclusion of the Meeting is set forth below as of November 3, 2025. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Gregory A. Ciongoli

Mr. Ciongoli is 50 years old and has served as a member of our Board of Directors since August 2025. Mr. Ciongoli is currently the Founder and Managing partner at Adiumentum Capital Management, a Boston-based investment firm, and has served in that role since March 2024. Mr. Ciongoli has also served on the board of directors of Atara Biotherapeutics since September 2024, including as board chair since September 2025.

Mr. Ciongoli served as a Public Group Investing Partner at the Baupost Group from 2007 to 2024. Mr. Ciongoli has served on the board of directors of Pelotero Corp. since March 2020, 33rd Team since September 2022, and Wavebreak Therapeutics since August 2017, and served as a board observer at Viasat Inc. from October 2018 to May 2023. In addition, Mr. Ciongoli previously served as a board observer at Idenix Pharmaceuticals, Intarcia Therapeutics, Keryx Biopharmaceuticals, Orexigen Therapeutics and Translate Bio. Earlier in his career, Mr. Ciongoli held the position of Director in the Event-Driven Equity Group at Sowood Capital Management from 2005 to 2007 and worked as an Investment Analyst at Vinik Asset Management from 2003 to 2005 and at Thomas H. Lee Partners from 1999 to 2001. Mr. Ciongoli began his career as a Financial Analyst in the Healthcare Investment Banking Group at Goldman, Sachs & Co. from 1997 to 1999. Mr. Ciongoli also serves as the Chair of the Advisory Board for the James Madison Program in American Ideals and Institutions at Princeton University, and is actively involved in a number of local not-for-profit organizations. Mr. Ciongoli earned a Master in Business Administration degree from Harvard Business School in June 2003 and earned his Bachelor of Arts degree from the Woodrow Wilson School of Public and International Affairs at Princeton University in 1997.

The Board of Directors believes that Mr. Ciongoli is qualified to serve on our Board of Directors because of his extensive strategic leadership experience in the pharmaceutical sector.

Kenneth Galbraith

Mr. Galbraith is 63 years old and has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022, and served as our interim Chief Financial Officer from April 2024 to September 2024. Mr. Galbraith was a Managing Director at Five Corners Capital, Inc., which he founded in 2013, from February 2021 until January 2022. He served as Executive in Residence at Syncona Investment Management Limited (“SIML”, a subsidiary of Syncona Limited, a company that builds a portfolio of life sciences businesses), from April 2021 until January 2022. He has served as an advisor to SIML since May 2023 and as a director of SIML since November 2024, including as Chair since February 2025. He served as Chief Executive Officer of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.), a publicly held company, from April 2019 to November 2020, continuing as an advisor to that company from November 2020 to February 2021. He also served as Chief Executive Officer of Fairhaven Pharmaceuticals Inc. from June 2017 to April 2019. Mr. Galbraith has served as a director of several publicly held companies, including MacroGenics, Inc. from July 2008 until January 2022, Profound Medical Corp. from January 2017 to May 2023, and Celator Pharmaceuticals, Inc. from July 2008 to October 2013. He has also served as a director of several privately held companies. Previously, he joined Ventures West Capital in 2007 and founded Five Corners Capital Inc. in 2013 to manage the continued operations of the Ventures West Investment Funds. Mr. Galbraith has over 35 years of experience serving as an executive, director, investor and adviser to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith received his B.Comm. from the University of British Columbia.

Based on Mr. Galbraith’s depth of experience in the biotechnology industry, ranging from executive officer to director roles, the Board of Directors believes Mr. Galbraith has the appropriate set of skills to serve as a member of our Board of Directors.

Susan Mahony

Dr. Mahony is 61 years old and has served as a member of our Board of Directors since June 2019 and as Lead Independent Director of our Board of Directors since December 2023. Dr. Mahony is an executive with over 30 years of experience in pharmaceutical and life sciences companies. Dr. Mahony served as Senior Vice President of Eli Lilly and Company and President of Lilly Oncology from February 2011 until August 2018. She joined Lilly in 2000, holding senior leadership positions in product development, marketing, human resources, and general management. Prior to joining Lilly, Dr. Mahony served in sales and marketing roles in Europe for over a decade for Schering-Plough, Amgen, and Bristol-Myers Squibb. Dr. Mahony has served on the board of directors of Assembly Biosciences, Inc. since December 2017, on the board of directors of Axsome Therapeutics, Inc. since October 2023, and on the board of directors of Catalent, Inc. since February 2025. She previously served on the board of directors of Horizon Therapeutics Public Limited Company from August 2019 to October 2023 (acquired by Amgen Inc.) and on the board of directors of Vifor Pharma from May 2019 until August 2022 (acquired by CSL Limited). Dr. Mahony received a B.Sc. and a Ph.D. from Aston University and an M.B.A. from London Business School. Dr. Mahony is NACD Directorship Certified®.

Based on Dr. Mahony’s extensive experience in management at public pharmaceutical companies, together with her experience serving on the board of directors of public and private companies, our Board of Directors concluded that she should serve as a director due to our business focus and strategy.

Kelvin Neu

Dr. Neu is 51 years old and has served as a member of our Board of Directors since March 2020. Dr. Neu is Founder and Chief of Herringbone, a life sciences innovation practice established in February 2022. Dr. Neu is also Co-Founder and Director of QDX Pte Ltd and QDX Technologies Pte Ltd (which work in the area of computational drug discovery) and XBI Biosciences LLC (a therapeutics development company). Previously, Dr. Neu was a Partner at Baker Bros. Advisors LP, a registered investment adviser, where he worked from 2004 until 2021. Dr. Neu previously served on the board of directors of IGM Biosciences from 2019 to 2021, Prelude Therapeutics from 2016 to 2021, Idera Pharmaceuticals, Aquinox Pharmaceuticals and XOMA Corporation. Dr. Neu holds an M.D. from the Harvard Medical School-MIT Health Sciences and Technology program, and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology.

The Board of Directors believes that Dr. Neu is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, knowledge of our industry, and educational background in biology and biotechnology.

Oleg Nodelman

Mr. Nodelman is 48 years old and has served as a member of our Board of Directors since February 2025. Since October 2013, Mr. Nodelman has served as the Founder and Portfolio Manager of EcoR1 Capital LLC, a biotech-focused investment advisory firm established in 2013, and one of our principal stockholders. Previously, Mr. Nodelman served as a Portfolio Manager at BVF Partners from 2001 to 2012. Mr. Nodelman earned a B.S.F.S. in Science and Technology from Georgetown University, School of Foreign Service in 1999. Mr. Nodelman has served on the board of Galapagos NV since October 2024 and AnaptysBio since April 2021. He previously served on the board of directors of Prothena Corporation plc from December 2019 to December 2024, Nuvation Bio Inc. from February 2021 to December 2023 and Panacea Acquisition Corp. II from April 2020 to February 2021. On December 13, 2024, the Enforcement Committee of the Autorité des Marchés Financiers (“AMF”), the entity that regulates the French financial markets, fined Mr. Nodelman and EcoR1 Capital LLC (the “Fund”) €3.0 million and €7.0 million, respectively, for violations of applicable market abuse regulations and failures to comply with reporting obligations for holders that exceed or fall below ownership of five percent of an issuer’s equity capital that is listed on Euronext Paris. Mr. Nodelman and the Fund disagree with the AMF’s ruling and, in February 2025, submitted an appeal, which they intend to vigorously pursue.

The Board of Directors believes that Mr. Nodelman is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, in addition to his knowledge of our industry.

Scott Platshon

Mr. Platshon is 34 years old and has served as a member of our Board of Directors since February 2024. Mr. Platshon has served as a Partner at EcoR1 Capital since December 2020. Mr. Platshon was also a Principal at

EcoR1 Capital from December 2017 to December 2020, and has been with EcoR1 Capital since October 2015. Prior to joining EcoR1 Capital, Mr. Platshon served as an analyst at Aquilo Partners, a San Francisco life-sciences investment bank, from September 2014 to September 2015. Mr. Platshon has served on the board of directors of Kumquat Biosciences Inc. since February 2021 (prior to that he was a board observer since August 2019) and Ajax Therapeutics, Inc. since May 2021, and previously served on the board of directors of Terremoto Biosciences from October 2023 to December 2024. Mr. Platshon received his B.S. in Bioengineering from Stanford University. As previously disclosed, pursuant to the securities purchase agreement with certain institutional accredited investors affiliated with EcoR1 Capital, LLC (collectively, “EcoR1”), we agreed that EcoR1 would have the right to nominate one of its partners as a member of our Board of Directors, with such nomination right terminating upon the earliest of the effective date of such appointment and January 1, 2026. Pursuant to this nomination right, Mr. Platshon was designated by EcoR1 as its nominee for the Board of Directors’ consideration for appointment to the Board of Directors and was appointed to the Board of Directors on February 22, 2024.

The Board of Directors believes that Mr. Platshon is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, in addition to his knowledge of our industry.

Staggered Board Provisions

Our certificate of incorporation provides for a staggered board of directors consisting of three groups of directors, with directors serving staggered three-year terms. We are committed to strong corporate governance, and our Board of Directors believes that our staggered board structure provides important benefits to us and our stockholders, including promotion of our long-term objectives, enhanced director independence, stability and continuity of leadership, and protection from unsolicited takeovers. In addition, many of our peer companies at a similar stage of development employ a similar staggered board structure.

Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Upon the resignation of a director, the remaining directors may fill the vacancy resulting from the resignation for the remainder of the unexpired term.

Our directors or director nominees are up for re-election or election, respectively, as follows:

Name	Term Expires
Carlos Campoy	Annual Meeting of Stockholders held in 2025
Alessandra Cesano Robert E. Landry

Gregory Ciongoli	Annual Meeting of Stockholders held in 2026
Oleg Nodelman

Kenneth Galbraith	Annual Meeting of Stockholders held in 2027
Susan Mahony Kelvin Neu Scott Platshon

Replacement or Removal of Directors

Directors appointed to fill vacancies shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under our certificate of incorporation and bylaws, the number of directors of Zymeworks is set by our Board of Directors from time to time, except that the Board of Directors may not increase the number of directorships by more than 1/3 of the number of directors in office at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders. Our Board of Directors has set the number of directors at nine.

Majority Voting Policy

We have adopted a “majority voting policy” to the effect that a nominee for election as a director of Zymeworks who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by stockholders must offer to tender their resignation to the Chair of our Board of Directors promptly following the meeting of stockholders at which the director was elected. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether or not to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances relating to the composition of the Board of Directors or the voting results that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and announce it in a press release within 90 days following the meeting of stockholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply to contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.

Advance Notice Policy

If a stockholder would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our principal executive offices on or before 120 calendar days before the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before an annual meeting, the stockholder must provide timely written notice to our Corporate Secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day and no later than 5:00 p.m., Eastern Time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent).

In the event that we hold our 2026 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our Corporate Secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of the annual meeting or, (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Certain Relationships and Related Transactions

Other than as discussed below and the compensation arrangements discussed under “Executive Compensation Discussion of Executive Compensation Practices,” since January 1, 2023, there have not been any transactions to which we are a party, nor are there any proposed transactions to which we would be a party, with related parties and which we are required to disclose pursuant to the rules of the SEC.

On June 16, 2023, EcoR1 purchased an aggregate of 3,350,000 shares of common stock at $8.12 per share under our at-the-market sales agreement, dated as of November 9, 2022, with Cantor Fitzgerald & Co. We received gross proceeds of $27.2 million and net cash proceeds of $26.2 million, after underwriting commissions and offering expenses. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase.

On December 28, 2023, EcoR1 purchased an aggregate of 5,086,521 pre-funded warrants to purchase 5,086,521 shares of our common stock in a private placement. The per share purchase price for the pre-funded warrants was $9.8299, for an aggregate purchase price of approximately $50 million. In connection with the private placement, we entered into a registration rights agreement with EcoR1 requiring us to register the resale of the shares of our common stock issuable upon exercise of the pre-funded warrants. In addition, we agreed that EcoR1 would have the right to nominate one of its partners as a member of our Board of Directors, subject to specified conditions. On February 22, 2024, our Board of Directors appointed Mr. Scott Platshon as a member of our Board of Directors. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase. Under the registration rights agreement, we agreed to file a registration statement covering the resale by EcoR1 of their registrable securities upon the earlier of March 15, 2024 and the first business day following the date that we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We agreed to use commercially reasonable efforts to cause such registration statement or final prospectus, as applicable, to be declared effective as soon as practicable, but no later than the later of April 29, 2024 and the 123rd calendar day following the closing date, and to keep such registration statement effective for a period that will terminate upon the earliest of (i) the date that all registrable securities covered by such registration statement or final prospectus, as applicable, have been sold, (ii) the date that all registrable securities covered by such registration statement or final prospectus, as applicable, may be sold without the requirement for us to be in compliance with the current public information required under Rule 144 as to such registrable securities and without volume or manner-of-sale restrictions and (iii) two (2) years after the date of the securities purchase agreement. The registration statement filed pursuant to the registration rights agreement became automatically effective upon filing on March 7, 2024.

On June 26, 2025, we entered into an amendment to the outstanding pre-funded warrants issued to EcoR1 on December 28, 2023. Oleg Nodelman, the manager of EcoR1 Capital LLC, and Scott Platshon, a partner at EcoR1 Capital LLC are now and were at the time of the amendment members of our Board of Directors. The amendment removed the limitation on exercise contained in Section 12 of the pre-funded warrants, which prohibited the exercise of the pre-funded warrants if, after giving effect or immediately prior to such exercise, a purchaser, together with its affiliates and any other persons whose beneficial ownership of shares of our common stock would be aggregated with such purchaser for purposes of Section 13(d) of the Exchange Act would beneficially own more than 19.99% of the total number of issued and outstanding shares of our common stock or voting power following such exercise. On June 26, 2025, EcoR1 net exercised the pre-funded warrants in full to acquire 5,086,521 shares of our common stock at an exercise price of $0.0001 per share. We issued the shares pursuant to the exercise on June 27, 2025.

On August 10, 2025, we entered into a stock purchase agreement for a private placement with Mr. Ciongoli following his appointment as a director. Pursuant to the stock purchase agreement, Mr. Ciongoli agreed to purchase 415,000 shares of our common stock for an aggregate purchase price of $4,988,300. The per share purchase price of $12.02 represented the consolidated closing bid price of a share of our common stock on the Nasdaq on August 8, 2025. There were no underwriting discounts or commissions associated with the private placement. The private placement closed on August 12, 2025.

Each of these transactions was approved pursuant to our formal, written policy regarding related person transactions.

Indebtedness of Directors, Executive Officers and Employees

None of our directors, executive officers, employees, former directors, former executive officers or former employees, and none of their associates, is indebted to us or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us.

Policy Regarding Related Party Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company, other than an acquisition by us of that company, at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this proxy statement, there are no material interests, direct or indirect, of any of our directors or executive officers, any stockholder that beneficially owns, or controls or directs (directly or indirectly), more than 5% of any class or series of our outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction since January 1, 2023 that has materially affected or is reasonably expected to materially affect us or our subsidiaries.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Discussion of Executive Compensation Practices, compensation tables and related narrative discussion contained in the 2025 proxy statement, is hereby approved.”

As described in the section titled “Executive Compensation—Discussion of Executive Compensation Practices” included in this proxy statement below, we believe that our executive compensation program is designed to support our long-term success.

We urge stockholders to read the section titled “Executive Compensation—Discussion of Executive Compensation Practices” and the related narrative and tabular compensation disclosure included in this proxy statement. The “Discussion of Executive Compensation Practices” provides detailed information regarding our executive compensation program and policies and procedures, as well as the compensation of our named executive officers.

Required Vote: Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the Meeting but will not be considered as votes cast for or against a proposal. While this non-binding, advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee will consider the outcome of this non-binding, advisory vote when making future compensation decisions for our named executive officers. Currently, we conduct non-binding, advisory votes on the compensation of our named executive officers on an annual basis, and the next non-binding, advisory vote on the compensation of our named executive officers will be held at our 2026 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF AUDITORS

The members of our audit committee and our Board of Directors believe the continued retention of KPMG as our independent registered accounting firm is in our best interests and the best interests of our stockholders. Ratification requires the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the Meeting but will not be considered as votes cast for or against a proposal. Representatives of KPMG are not expected to attend the Meeting, but have been given an opportunity to make a statement if they so desire.

Principal Independent Accountant Fees and Services

KPMG has served as our independent registered public accounting firm since June 24, 2015. Aggregate fees billed by our independent auditors, KPMG, for the years ended December 31, 2024 and December 31, 2023, are detailed in the table below:

	2024	2023
	($)(5)	($)(5)
Audit Fees(1)	$751,846	$775,096
Audit Related Fees(2)	—	—
Tax Fees(3)	561,115	507,300
All Other Fees(4)	—	—

Total Fees Paid	$1,312,961	$1,137,900

(1)	Fees for audit service on an accrued basis.
(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.
(3)	Fees for professional services rendered for tax compliance, tax advice and tax planning, which include fees of $272,731 for tax compliance in 2024 (2023: $126,486).
(4)	All other fees billed by the auditor for products and services not included in the foregoing categories.
(5)

Canadian dollar amounts have been converted to U.S. dollars for the purposes of the table. For 2024 and 2023, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7301 and 0.7410, which were the average annual Bank of Canada exchange rates for 2024 and 2023, respectively.

Pre-approval Policies and Procedures

Our audit committee has established a policy of reviewing, in advance, and either approving or not approving, all audit, audit-related, tax and other non-audit services that our independent registered public accounting firm provides to us. This policy requires that all services received from independent registered public accounting firms be approved in advance by the audit committee or a delegate of the audit committee. The audit committee has delegated pre-approval responsibility to the chair of the audit committee with respect to audit and permissible non-audit services and any associated fees. All services that KPMG provided to us in 2024 and 2023 have been pre-approved by our audit committee.

Our audit committee has determined that the provision of the services as set out above is compatible with the maintaining of KPMG’s independence in the conduct of their auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Zymeworks’ audited financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2024.

The audit committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee discussed with KPMG LLP its independence, and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 5, 2025.

Audit Committee of the Board of Directors

Carlos Campoy (Chair)

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of November 3, 2025:

Name	Age	Position(s)
Kenneth Galbraith	63	Chief Executive Officer, President and Chair of Board of Directors

Leone Patterson	62	Executive Vice President, Chief Business Officer and Chief Financial Officer

Paul A. Moore, Ph.D	59	Chief Scientific Officer

Jeffrey Smith, M.D	66	Executive Vice President and Chief Medical Officer

There are no family relationships among any of the directors or executive officers.

The following is biographical information for our executive officers as of November 3, 2025, other than Mr. Galbraith, whose biographical information is included above.

Leone Patterson

Ms. Patterson joined Zymeworks in September 2024 and serves as our Executive Vice President, Chief Business Officer and Chief Financial Officer. Ms. Patterson served as Chief Financial Officer and Business Officer of Tenaya Therapeutics, Inc. from June 2021 until August 2024. Prior to joining Tenaya Therapeutics, Inc., Ms. Patterson joined Adverum Biotechnologies, Inc., a public clinical-stage gene therapy company, in June 2016 as the Chief Financial Officer and also served as Chief Executive Officer from May 2018 to June 2020, director from October 2018 to June 2020, and President from July 2020 to June 2021. Ms. Patterson has held various senior positions at Diadexus, Inc., Transcept Pharmaceuticals, Inc., NetApp, Inc., Exelixis, Inc., Novartis AG, Chiron (acquired by Novartis AG), and KPMG. Ms. Patterson has served on the board of directors and as the chair of the audit committee of Nkarta, Inc., a publicly traded biotechnology company, since April 2020. In addition, Ms. Patterson has served on the board of directors and as the chair of the audit committee of Kalaris Therapeutics Inc., a publicly traded biotechnology company, since April 2025. She previously served as a member of the board of directors of Eliem Therapeutics, Inc. from March 2021 to December 2024 and Adverum Biotechnologies, Inc. from October 2018 to June 2020, both publicly traded biotechnology companies, and as a member of the board of directors of Oxford Biomedica (UK) Limited, a publicly traded contract development and manufacturing organization focused on cell and gene therapy, from March 2023 to December 2024. Ms. Patterson holds a B.S. in Business Administration and Accounting from Chapman University and an Executive M.B.A. from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive status).

Paul A. Moore

Dr. Moore joined Zymeworks in July 2022 and serves as our Chief Scientific Officer. Dr. Moore has more than 25 years of U.S.-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions. Prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology, and Immunology at MacroGenics from April 2008 to July 2022, leading a team of approximately 50 researchers engaged in the discovery, preclinical validation and clinical development of antibody-based therapeutics, including bispecific antibodies and antibody drug conjugates. Among the portfolio supported by Dr. Moore were FDA-approved Margenza (margetuximab-cmkb) for treatment of HER2+ breast cancer, Zynyz (retifanlimab-dlwr) for treatment of Merkel cell carcinoma and Tzield (teplizumab-mzwv) to delay onset of type I diabetes. Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera from May 2005 to April 2008, where he oversaw research leveraging proteomic-based discoveries to validate novel cancer targets suitable for antibody-based therapeutics. Dr. Moore began his industrial career at Human Genome Sciences (HGS), holding several titles within research culminating in Director of Lead Product Development, where he managed various genomic-based target discovery programs including efforts that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued U.S. patents. Dr. Moore holds a Ph.D. in Molecular Genetics from the University of Glasgow, performed post-doctoral work at the Roche Institute of Molecular Biology in Nutley, New Jersey, and also holds a degree in Biotechnology from the University of Strathclyde.

Jeffrey Smith

Dr. Smith joined Zymeworks in January 2023 as Senior Vice President, Early Stage Development and was promoted to Executive Vice President and Chief Medical Officer in January 2024. He is based at our European hub in Dublin, Ireland. Dr. Smith has held many senior positions within the pharmaceutical industry. Previously, Dr. Smith served as the Managing Director of Alder Biopharmaceuticals Inc. in Dublin, Ireland from March 2017 to October 2019, and as Senior Vice President, Translational Medicine at Alder Biopharmaceuticals Inc. in Seattle, U.S. from 2012 to March 2017. Dr. Smith was responsible for the clinical development (phase I - III) of eptinezumab (anti-CGRP antibody for migraine) and clazakizumab (anti-IL-6 antibody for rheumatoid arthritis and cancer cachexia). Dr. Smith was also a founder of Alder Biopharmaceuticals Inc. (founded 2004). Dr. Smith received his M.B. B.S. and M.D. from the University of London, UK and is a Fellow of the Royal College of Physicians in London.

Although we have not adopted specific targets for women and other diverse candidates in executive positions, the Board of Directors has always considered diversity as an important aspect of its decision making when recommending appointments for individuals to serve as executive officers.

EXECUTIVE COMPENSATION

Discussion of Executive Compensation Practices

This section describes our executive compensation philosophy and how we implemented it through our 2024 compensation program for our named executive officers. The named executive officers for 2024 are:

•	Kenneth Galbraith, Chief Executive Officer, President and Chair of the Board of Directors;

•	Leone Patterson, Executive Vice President, Chief Business Officer and Chief Financial Officer; and

•	Paul Moore, Ph.D., Chief Scientific Officer.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and projections regarding future compensation programs. Actual compensation programs adopted in the future may differ materially from the various planned programs summarized in this discussion.

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.

Overview

Zymeworks is a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases. Zymeworks’ complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates.

2024 Financial Highlights

•	Reported $76.3 million in total revenue.

•	Reported net loss of $122.7 million.

•	Reported $324.2 million in cash, cash equivalents and marketable securities as of December 31, 2024.

2024 Preclinical and Clinical Development Highlights

•

Our partner, Jazz Pharmaceuticals, obtained from the FDA accelerated approval of Ziihera® (zanidatamab-hrii) for the treatment of adults with previously-treated, unresectable or metastatic HER2-positive (HER2+) (IHC 3+) second-line biliary tract cancer (“BTC”).

•	We initiated first-in-human global studies for ZW191, an antibody-drug conjugate engineered to target folate receptor-a (FRa).

•	We announced investigational new drug application candidate ZW251, a glypican-3 (GPC3) targeted antibody drug conjugate.

Corporate Milestones in 2024

•	Appointed Dr. Alessandra Cesano, Mr. Scott Platshon and Dr. Neil Gallagher to the Board of Directors.

•	Appointed Leone Patterson as Executive Vice President, Chief Business Officer and Chief Financial Officer in July 2024.

2024 Advisory Vote on Executive Compensation

At our 2024 annual general meeting, we conducted an advisory vote on named executive officer compensation. At that meeting, 93.33% of the votes cast on the advisory vote proposal were supportive of our named executive officer compensation program as disclosed in our 2024 proxy statement. Our next advisory vote on named executive officer compensation will be held at our 2025 annual general meeting.

The compensation committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The compensation committee will continue to consider the results from future stockholder advisory votes on named executive officer compensation and other relevant market developments affecting named executive officer compensation in order to determine whether any subsequent changes to our named executive officer compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments. We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

Overview of Compensation Program

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives, including our named executive officers. The compensation committee is responsible for setting our executive compensation and reviewing and approving, or recommending to the Board of Directors for approval, the Company’s annual corporate performance objectives applicable to executive and other Company bonus programs. In considering executive compensation, the compensation committee strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executives is designed to accomplish this.

Compensation Objectives

The objectives of our executive compensation program are to:

•	attract and retain highly qualified executive officers who have a history of proven success;

•	align the interests of executive officers with our stockholders’ interests and with the execution of our business strategy;

•	motivate and reward our executive officers through competitive pay practices and an appropriate mix of short- and long-term incentives;

•	evaluate and reward executive performance on the basis of achievement of program development goals and key financial measurements which we believe closely correlate to long-term stockholder value; and

•	tie compensation awards directly to program development goals and key financial measurements with evaluations based on achieving and overachieving predetermined objectives.

Role of the Compensation Committee

During 2024, the compensation committee’s work included the following:

•

Competitive Compensation Review – The compensation committee reviewed compensation practices and policies with respect to our executives against Zymeworks’ peer group of companies (as further described below), in order to allow us to place our compensation practices for these positions in a market context. This reference exercise included a review of base salary, total cash compensation and total direct compensation.

•

Executive Compensation – The compensation committee reviewed the corporate goals and objectives applicable to the compensation of the Company’s executives and evaluated the executives’ performance in light of those goals and objectives. Based on this review and evaluation, the compensation committee approved the 2024 compensation for the Company’s executives, including each of the named executive officers.

•

Short- and Long-Term Incentive Plans – The compensation committee administers the Company’s incentive compensation plans and equity-based plans with respect to the Company’s executives, including the named executive officers.

•	Succession Planning – The compensation committee reviewed the succession plan for the Chief Executive Officer and other executive officers.

In reaching its decisions, the compensation committee may consider input from management and other factors that the compensation committee considers appropriate. Decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and/or recommendations provided by management.

Independent Compensation Consultant

In 2024, the compensation committee retained the Human Capital Solutions practice at Aon plc (“Aon”), as an independent consultant to the compensation committee to conduct competitive reviews and assessments of Zymeworks’ executive compensation program and recommend go-forward strategies. The compensation committee made the decision to retain Aon in its sole discretion and was directly responsible for the appointment, compensation and oversight of Aon’s work. The compensation committee is involved in and approves the adoption of the following procedures during Aon’s assessments:

•	establishing the public company peer group used in the executive compensation assessment;

•	reviewing the detailed assessment of Zymeworks’ executive compensation program versus the market;

•	reviewing and approving executive pay mix;

•	reviewing the assessment of Zymeworks’ Board of Directors compensation program versus the market; and

•	reviewing and approving the non-executive equity compensation program.

The compensation committee utilizes these strategies when contemplating future executive compensation matters.

In 2024, Aon was retained to review the salaries, bonuses and equity plan levels and participation of executive employees, as well as equity plan levels and participation of employees below the executive level. Zymeworks’ management did not make or recommend such engagements and all such other services were approved by the compensation committee. Except as discussed below, Aon did not perform other services to the Company other than as a compensation consultant. The compensation committee determined Aon to be independent after evaluating the factors required under the applicable listing standard.

In addition to Aon’s services related to determining or recommending the amount or form of executive and non-employee director compensation, management has engaged Aon to perform unrelated broad-based compensation services and risk brokerage services (which included global risk in Canada and the United States). In 2024, fees paid to Aon for these unrelated broad-based compensation and risk brokerage services did not exceed $120,000 in the aggregate. The compensation committee was informed about these services.

Peer Companies and Use of Market Data

We compare our executive compensation program to those of a group of peer companies (North American biotechnology companies of a similar size and stage of development). The first step in the process is that the compensation committee, with the support of Aon and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used for benchmarking. As part of its analysis in 2023 related to 2024 compensation, Aon collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the compensation committee. The compensation committee evaluates the criteria used in establishing the peer group at least annually. The compensation committee seeks input from management in addition to Aon to ensure the peer group is consistent with our current business objectives and strategy.

The list of peer companies is approved based on various factors including industry classification, market capitalization, headcount and stage of development. In September 2023, with assistance from Aon, the compensation committee approved a peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	with an emphasis on oncology companies and a focus on companies in Phase 2 and Phase 3 clinical trials;

•	with market capitalizations generally between $200 million and $1.5 billion (based on the Company’s then-current 30-day average market capitalization of approximately $495 million);

•	with generally between 100 and 700 employees; and

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets.

Based on these criteria, in September 2023, the compensation committee approved the following peer group set forth below and used this peer group to inform compensation decisions for 2024:

Adaptimmune Therapeutics plc	Gossamer Bio, Inc.	REGENXBIO Inc.
Alector, Inc.	IGM Biosciences, Inc.	Relay Therapeutics(1)
AnaptysBio, Inc.	Iteos Therapeutics(1)	Repare Therapeutics Inc.
Atara Biotherapeutics, Inc.	Kura Oncology, Inc.	Replimune Group, Inc.
Bicycle Therapeutics(1)	MacroGenics, Inc.	Sutro Biopharma, Inc.
C4 Therapeutics	Mersana Therapeutics, Inc.	Xencor(1)
Cogent Biosciences(1)	NGM Biopharmaceuticals, Inc.

(1)

Added to the peer group in September 2023. The following companies were deleted from the peer group approved in September 2023: CytomX Therapeutics, Inc., Jounce Therapeutics, Inc., Poseida Therapeutics, Inc., Precision Biosciences and Silverback Therapeutics, Inc.

Our compensation committee uses comparative data from our peer group as a reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our compensation committee uses a range of peer group data for each executive position for which data is available, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Components of Compensation Package

In 2024, our executive compensation program consisted of three major components:

•	base salary;

•	annual cash bonuses based on a comparison of corporate performance to pre-set goals and objectives; and

•	long-term incentives, which in 2024, consisted of grants of stock options and restricted stock units.

In making 2024 compensation decisions, our compensation committee believed that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and Company-wide performance, our recruiting and retention goals, internal equity and consistency, and other information it deems relevant. As it evaluated executive compensation in 2024, the compensation committee believed that in the biopharmaceutical/biotechnology industry, long-term incentives such as stock options and restricted stock units are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The primary components of our 2024 executive compensation program are described in more detail below.

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within Zymeworks. This compensation component helps us to attract and retain highly qualified executives who have a history of proven success. In determining whether to increase the base salary for a particular executive, our compensation committee in discussions with our Chief Executive Officer (for executives other than the Chief Executive Officer) considers a variety of factors, including performance, length of service and criticality of role. The determination of base salary affects the amount of an executive’s cash bonus. The table below shows the base salaries of our named executive officers for 2024:

Name and Principal Position	2024 Base Salary ($)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors(1)	655,000
Leone Patterson, Executive Vice President, Chief Business Officer and Chief Financial Officer(2)	485,000
Paul Moore, Chief Scientific Officer	495,000

(1)

Mr. Galbraith served as our President, Chief Executive Officer and Chair of our Board of Directors throughout 2024. Mr. Galbraith also served as our interim Chief Financial Officer, principal financial officer and principal accounting officer from March 31, 2024 until September 1, 2024.

(2)	Ms. Patterson has served as our Executive Vice President, Chief Business Officer and Chief Financial Officer since September 1, 2024.

Cash Bonus

The cash bonus component is designed to provide our named executive officers with annual cash incentive awards based on achievement of certain goals and objectives. The awards represent pay at risk – they result in payment only if and to the extent certain goals and objectives are met – and do not affect decisions regarding other components of compensation. This compensation component motivates and rewards our named executive officers for outstanding performance. In addition, we occasionally provide sign-on bonuses to newly hired executives in order to induce them to join the Company. To this end, the Company provided Ms. Patterson with a $50,000 sign-on bonus, which was subject to repayment in full if, prior to September 1, 2025, Ms. Patterson had voluntarily left the Company for any reason or was terminated by us for cause (as defined in her employment agreement with us).

Annual cash incentive compensation for our named executive officers is paid pursuant to the Company’s Executive Incentive Compensation Plan, which provides the compensation committee discretion to make changes to performance targets and bonus targets, to decrease, increase or eliminate bonuses and to change other terms and conditions related to annual incentive compensation, in each case as the compensation committee deems appropriate to meet the overarching retention and incentive goals associated with our executive bonus program.

Named executive officers are eligible to receive an amount targeted at a pre-determined percentage of their base salary established at the beginning of each year. The compensation committee set annual target bonuses for each of Mr. Galbraith and Dr. Moore in January 2024, and for Ms. Patterson in July 2024 at the time of her acceptance of the offer to become the Company’s Executive Vice President, Chief Business Officer and Chief Financial Officer, as follows:

Name and Principal Position	2024 Target Bonus (% of Base Salary)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors (1)	60%
Leone Patterson, Executive Vice President, Chief Business Officer and Chief Financial Officer(2)	45%
Paul Moore, Chief Scientific Officer	45%

(1)

Mr. Galbraith served as our President, Chief Executive Officer and Chair of our Board of Directors throughout 2024. Mr. Galbraith also served as our interim Chief Financial Officer, principal financial officer and principal accounting officer from March 31, 2024 until September 1, 2024.

(2)

Ms. Patterson has served as our Executive Vice President, Chief Business Officer and Chief Financial Officer since September 1, 2024. Per Ms. Patterson’s employment agreement with the Company, Ms. Patterson was eligible to receive an annual bonus for 2024 that was prorated for the six-month period from July 1, 2024 through December 31, 2024.

At the beginning of each year, the compensation committee approves, or recommends that the Board of Directors approve, performance targets that are tied to the level of achievement of corporate and/or individual goals, and the compensation committee approves the weighting assigned to each goal. For 2024, the corporate and individual weighting was 100% corporate and 0% individual for all named executive officers. Achievement of corporate goals was a precondition for payment of bonuses with respect to 2024. Our compensation committee believed that this mix was appropriate in order to incentivize our management team to achieve our key corporate objectives.

After the end of the year, the compensation committee determines the performance bonus payable to each named executive officer based on the results achieved as compared to the performance targets established for a particular year. Depending on level of achievement, named executive officers may earn up to 150% of their respective target bonuses. There is no minimum bonus payable.

2024 Company Corporate Goals and Achievement

In December 2023, the Board of Directors (with input from members of the compensation committee) approved, and in January 2024, the members of the compensation committee updated, corporate goals for 2024 that were grouped into six main categories: (i) zanidatamab via the Jazz Partnership, (ii) zanidatamab via the BeiGene Partnership, (iii) early R&D (clinical), (iv) early R&D (preclinical), (v) ADVANCE and (vi) financing and partnerships. In addition, the leadership team had a seventh stretch goal relating to achievement of standards relating to corporate culture.

In January 2025, the compensation committee reviewed our performance against the corporate goals under the 2024 bonus plan, and determined that these goals were achieved at the 91.5% level. Additional detail on these goals and the assessed achievement is set forth in the table below:

2024 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement
Zanidatamab via the Jazz Partnership	Receive BLA approval of zanidatamab for the treatment of second-line BTC and recognize corresponding $25 million milestone payment.	20% for base goals; an additional 7% for stretch goals	23%

2024 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement

Advance clinical trials of zanidatamab, including:

•

complete enrollment of HERIZON-GEA-01;

•

first patient enrolled in Phase 3 confirmatory trial for zanidatamab in first-line BTC;

•

no material disruption to clinical drug supply of zanidatamab for any studies being conducted by Jazz;

•

GMP inspection readiness; and

•

start FDA interactions for a third indication.

Presentation of data.

First commercial sale of zanidatamab for second-line BTC.

Zanidatamab via the BeiGene Partnership	Advance clinical trials of zanidatamab, including: • no material disruption to clinical drug supply of zanidatamab for any studies being conducted by BeiGene; and • GMP inspection readiness. Recognition of revenue. First commercial sale of zanidatamab for second-line BTC. Receive approval of zanidatamab for the treatment of second-line BTC outside of China.	5% for base goals; an additional 3% for stretch goals	5%

Early R&D (clinical)	Advance various clinical trials of early-stage candidates, including: • dose escalation cohort completion; • first patient dosed; and • no material disruption to clinical drug supply. Successful interactions with U.S. and non-U.S. regulators, including IND submissions for ZW171 and ZW191.	35% for base goals; an additional 19% for stretch goals	36%

2024 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement

Early R&D (preclinical)	Goals relating to toxicology studies, including those relating to manufacturing and initiation or completion of non-human primate GLP studies. Selection of fifth IND candidate (ZW209).	10% for base goals; an additional 2% for stretch goals	12%

ADVANCE	Goals relating to preclinical development of potential product candidates.	5% for base goals; an additional 5.5% for stretch goals	5.5%

Financing and Partnership	Securing additional financing, including through non-dilutive methods as well as related stretch goals.	25% for base goals; an additional 13.5% for stretch goals	—%

People	Achievement of standards relating to corporate culture.	Stretch goal up to 10%	10.0%

Total		100% for base goals; bonuses capped at 150%	91.5%

The Company performed well against its 2024 corporate goals with respect to (i) zanidatamab via the Jazz Partnership, (ii) zanidatamab via the BeiGene Partnership, (iii) early R&D (clinical), (iv) early R&D (preclinical), and (v) ADVANCE, as well as its people/corporate culture goal. The Company did not achieve its 2024 corporate goals with respect to financing and partnerships, given changes in the competitive landscape and financial markets impacting the timing of potential partnerships and financing opportunities. Given the Company’s strong overall performance against its 2024 corporate goals, the compensation committee determined that these goals were achieved at the 91.5% level and approved 2024 bonuses for our named executive officers as follows:

Name and Principal Position	2024 Bonus ($)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors	359,595	(1)
Leone Patterson, Executive Vice President, Chief Business Officer and Chief Financial Officer	99,849	(2)
Paul Moore, Chief Scientific Officer	203,816	(1)

(1)

Bonus amounts for all named executive officers are determined in U.S. dollars, and the table above reflects this determination in U.S. dollars. However, the 2024 bonus for Dr. Moore was paid in Canadian dollars (C$293,251) and the 2024 bonus for Mr. Galbraith was paid in British pounds (GBP 282,990), in each case based on conversion rates in effect at the time of payment.

(2)

Per Ms. Patterson’s employment agreement with the Company, Ms. Patterson was eligible to receive an annual bonus for 2024 that was prorated for the six-month period from July 1, 2024 through December 31, 2024.

Long-Term Incentives

Our Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) authorizes us to make grants to eligible recipients of stock options, restricted stock, restricted stock units and other share-based awards, to attract, retain, motivate and reward qualified directors and employees and to enable and encourage such directors and employees to acquire shares of common stock as long-term investments.

The Company granted a mix of stock options and restricted stock units to Mr. Galbraith and Dr. Moore in January 2024. The compensation committee believes this approach aligns the interests of our executives (including those of our named executive officers) with our stockholders’ interests by rewarding for improvements in stock price over a period of time. The Company issues stock options and restricted stock units to reward for future performance and appreciation. Because stock options only have value if our stock price increases relative to the stock option’s exercise price, we consider them to be an important performance-based tool that encourages our named executive officers to focus on driving increases to stockholder value. Restricted stock units play an important role in our executive compensation program because they provide some value even during periods of stock price or market volatilities, provide retention incentives during the vesting period, and reinforce a culture of ownership. By granting restricted stock units, the Company can also reduce the dilutive effect of the equity incentive awards in the form of stock options, which benefits our stockholders over time. In addition, the vesting feature of our stock awards contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. For 2024, we determined that annual grants to Mr. Galbraith and Dr. Moore in the form of an approximately 50/50 value mix of stock options and restricted stock units was most appropriate to reflect the continued change in the market and the evolution of our compensation program away from an options-only approach. The compensation committee evaluates the long-term incentive programs for each year, and the appropriate mix of equity awards to grant to our executive officers for the applicable year. In future years or for particular executives, the compensation committee may approve a different mix of equity awards if it determines necessary or appropriate to achieve our compensation objectives.

After considering its compensation objectives and negotiations with Ms. Patterson regarding her joining the Company, the compensation committee approved an initial award of stock options for Ms. Patterson shortly after her commencement of employment with the Company. The compensation committee believed that awarding Ms. Patterson’s initial equity grant solely in the form of options, consistent with its past practice with respect to the hiring of executives, would provide Ms. Patterson with strong incentives to increase stockholder value, and that given her role as our Chief Business and Financial Officer, this was appropriate for her new hire award. For 2025, the compensation committee has granted Ms. Patterson’s annual equity awards in a combination of options and restricted stock units in the same proportions as our other named executive officers, to balance the performance-based incentives of stock options with the retention, reward and culture of ownership benefits of restricted stock units.

For the stock options, the option exercise price may not be less than the closing price of our common stock on the date of grant. For the 2024 stock option grants to our named executive officers, 25% of the granted options is scheduled to vest on the first anniversary of grant date (subject to continued service and any applicable acceleration of vesting provisions in their employment agreements, as described below). On the last day of each month thereafter, a further 1/36th of the total number of remaining granted options is scheduled to vest. These options are subject to any applicable acceleration provisions in the Equity Compensation Plan or in the named executive officer’s employment agreement.

Each restricted stock unit represents the right to receive one share of our common stock upon vesting of that unit, without the payment of an exercise price or other cash consideration for the issued shares of common stock. For the 2024 restricted stock unit grants to Mr. Galbraith and Dr. Moore, 1/3rd of the restricted stock units are scheduled to vest on each anniversary of the grant date (subject to the named executive officer’s continued service and subject to any applicable acceleration provisions in the Equity Compensation Plan or in the named executive officer’s employment agreement).

The following table shows information regarding stock option and restricted stock unit grants to each of our named executive officers made during the year ended December 31, 2024:

Name	Grant Date	Restricted Stock Units Granted (#)(1)	Stock Options Granted (#)(2)	Exercise Price of Stock Options ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Kenneth Galbraith	1/5/2024	—	300,000	10.56	1,985,672
	1/5/2024	200,000	—	—	2,112,000
Leone Patterson	9/1/2024	—	360,000	11.73	2,590,403
Paul Moore	1/5/2024	—	90,000	10.56	595,702
	1/5/2024	60,000	—	—	633,600

(1)

Restricted stock units vest in three equal annual installments beginning on January 5, 2025, subject to the recipient’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	The exercise price of the stock options is the closing price of the Company’s stock on the Nasdaq on the grant date.
(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(f) “Notes to Consolidated Financial Statements – Stockholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2024.

Previous grants are taken into account when considering new option and restricted stock unit grants, as well as other factors such as market data, retention and incentive considerations, internal equity, Company performance and prior and expected future individual contributions. Decisions regarding long-term incentives do not affect decisions regarding other components of compensation.

Benefits and Perquisites

Other compensation to our named executive officers primarily consists of participation in our broad-based employee benefit plans. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees in the entity in which they are employed, including a retirement savings plan for those employed in Canada, a 401(k) plan for those employed in the United States, and pension plans for those employed in Ireland and the UK. Our named executive officers also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

Currently, we do not view perquisites or other personal benefits as a material component of our executive compensation program. However, we do provide certain perquisites to our named executive officers in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make them more efficient and effective, and for recruitment and retention purposes.

In addition, consistent with our philosophy regarding personal benefits, and as further described in “Executive Compensation –Executive Employment Arrangements and Potential Payments upon Termination or Change in Control,” to encourage and facilitate Dr. Moore’s relocation to Canada, we provide him with certain reimbursements for relocation expenses, as well as a gross-up to make sure such payments are tax neutral to him, tax equalization payments to neutralize any increase in his taxes as a result of his relocation, and tax preparation assistance for two years following his relocation. The compensation committee believes these benefits were appropriate to enable a smooth relocation for Dr. Moore and to allow him to keep his focus on the business rather than on the costs and burdens of the relocation.

We also provide certain personal benefits to Mr. Galbraith, which were negotiated as part of Mr. Galbraith’s initial January 2022 employment agreement and subsequent amendments, including the most recent amendment in January 2024. These benefits were provided in order to induce him to initially join and later to remain with the Company and to increase his ability to work efficiently. These benefits include certain housing, travel, relocation, and certain tax equalization and gross-up benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” In late 2022 and again in January 2024, we amended Mr. Galbraith’s employment agreement to extend the time period for certain benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” The compensation committee approved the extension of these benefits as it believed that doing so would assist Mr. Galbraith in the continued performance of his duties and continue to aid in his efficiency.

In the future, we may continue to provide perquisites or other personal benefits in circumstances where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Potential Payments upon Termination or Change in Control

Certain of our executives, including each of our named executive officers, are parties to employment agreements with us which set forth conditions of employment and the payments that will be made upon termination of their employment. Additional discussion of the employment agreements with our named executive officers is set forth below under “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” We believe that these protections are necessary to provide our valuable named executive officers with incentives to forgo other employment opportunities and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control, without undue concern that the officer will be terminated and lose his or her income and benefits. We believe the level of severance and change in control benefits provided is appropriate and is necessary to attract and retain key employees.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2024 and December 31, 2023. We do not have non-qualified deferred compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(1)		Total ($)
Kenneth Galbraith, CEO, President & Chair(4)	2024	654,833	—	2,112,000	1,985,672	361,652	139,459	(5)	5,253,616
	2023	625,452	—	1,144,000	1,194,627	321,651	89,146	(6)	3,374,876
Leone Patterson, Exec. VP, Chief Business Officer & CFO(7)	2024	161,667	50,000	—	2,590,403	99,849	6,063	(8)	2,907,982

Name and Principal Position	Year	Salary ($)(1)	Bonus($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(1)		Total ($)
Paul Moore, CSO(9)	2024	494,683	—	633,600	595,702	214,102	48,716	(10)	1,986,803
	2023	465,784	—	412,000	397,571	182,120	224,762	(11)	1,682,237

(1)

Salary, bonus, non-equity incentive plan compensation (cash bonus with respect to corporate goal achievement) and amounts in the “All Other Compensation” column for all named executive officers are determined in U.S. dollars. However, 2024 cash compensation amounts, and a portion of 2023 cash compensation amounts, for Dr. Moore were paid in Canadian dollars and have been converted to U.S. dollars for the purposes of the table. For 2024 and 2023, respectively, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7301 and 0.7410, which were the average annual Bank of Canada exchange rates for 2024 and 2023, respectively. Cash compensation amounts for Mr. Galbraith were paid in British pounds and have been converted to U.S. dollars for the purposes of the table. For 2024 and 2023 the U.S. dollar per British pound exchange rates used for such conversions were 1.2780 and 1.2437, which were the average annual Bank of Canada exchange rates for 2024 and 2023, respectively.

(2)

The amounts set forth in these columns reflect the aggregate grant date fair value for restricted stock unit awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(f) “Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2024.

(3)

The amounts reflect the dollar value of incentive bonuses paid in 2025 and 2024 for performance during 2024 and 2023, respectively, as discussed further above under “Executive Compensation – Components of Compensation Package – Cash Bonus.”

(4)

Mr. Galbraith has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022. Mr. Galbraith also served as our interim Chief Financial Officer, principal financial officer and principal accounting officer from March 31, 2024 until September 1, 2024.

(5)

Of the total amount for 2024, (i) $53,969 represents accommodation benefits, (ii) $6,390 represents Company contributions to a defined contribution pension plan, (iii) $14,516 represents private health insurance premiums, (iv) $701 represents life insurance premiums through our group extended benefit plan, (v) $30,853 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement, (vi) $30,000 represents an estimated tax equalization payment (which includes $16,000 for estimated tax gross-up) in connection with taxation attributable to the performance of work outside the UK, and (vii) $3,030 represents reimbursement for tax preparation services.

(6)

Of the total amount for 2023, (i) $53,260 represents accommodation benefits, (ii) $6,547 represents Company contributions to a defined contribution pension plan, (iii) $746 represents life insurance premiums through our group extended benefit plan, (iv) $17,593 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement, and (v) $11,000 represents an estimated tax equalization payment (which includes $6,000 for estimated tax gross-up) in connection with taxation attributable to the performance of work outside the UK.

(7)

Ms. Patterson has served as our Executive Vice President, Chief Business Officer and Chief Financial Officer since September 1, 2024. In 2024, she received a $50,000 sign-on bonus and options to purchase 360,000 shares of common stock.

(8)	Represents Company contributions of $6,063 to our 401(k) plan.
(9)	Dr. Moore has served as our Chief Scientific Officer since July 2022.
(10)	Of the total amount for 2024, (i) $44,283 represents a tax equalization payment for 2023 paid in 2024, and (ii) $4,433 represents life insurance premiums through our group extended benefit plan.

(11)

Of the total amount for 2023, (i) $41,496 represents accommodation benefits (which benefits ceased in connection with Dr. Moore’s relocation to Vancouver in 2023), (ii) $163,115 represents relocation expenses (which includes $77,334 for tax gross-up), (iii) $19,800 represents Company contributions to our 401(k) plan, and (iv) $351 represents life insurance premiums through our group extended benefit plan.

Outstanding Equity Awards at 2024 Year End

The following table lists all outstanding equity awards granted in U.S. dollars under the Equity Compensation Plan and our Inducement Stock Option and Equity Compensation Plan (the “Inducement Plan”) held by our named executive officers as of December 31, 2024:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)
Kenneth Galbraith	1/15/2022	375,000	125,000	14.97	1/14/2032	—		—
	12/22/2022	—	—	—	—	100,000	(4)	1,464,000
	1/5/2023	107,500	107,500	8.00	1/4/2033	—		—
	1/5/2023	—	—	—	—	95,334		1,395,690
	1/5/2024	—	300,000	10.56	1/4/2034	—
	1/5/2024	—	—	—	—	200,000		2,928,000
Leone Patterson	9/1/2024	—	360,000	11.73	8/31/2034	—		—
Paul Moore	7/18/2022	125,000	75,000	5.82	7/17/2032	—		—
	1/5/2023	38,750	38,750	8.00	1/4/2033	—		—
	1/5/2023	—	—	—	—	34,334		502,650
	1/5/2024	—	90,000	10.56	1/4/2034	—		—
	1/5/2024	—	—	—	—	60,000		878,400

(1)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Unless otherwise noted, restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant, subject to the holder’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	Market value of restricted stock units that have not vested is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2024, which was $14.64 per share.
(4)

These restricted stock units vest on the third anniversary of the date of grant, subject to the holder’s continued service. Pursuant to the terms of Mr. Galbraith’s grant agreement with respect to these restricted stock units, (i) if Mr. Galbraith’s employment is terminated by the Company without cause, 100% of the restricted stock units will fully vest, and (ii) if on or within twelve months following a change of control (as defined in Mr. Galbraith’s employment agreement) or within three months prior to a change of control, Mr. Galbraith’s employment with the Company terminates due to his resignation for good reason, 100% of the restricted stock units will fully vest, in each case of (i) and (ii) subject to Mr. Galbraith having entered into a valid and enforceable settlement agreement with the Company on terms satisfactory to the Company. These restricted stock units also are subject to the applicable acceleration of vesting provisions described for Mr. Galbraith under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Defined Contribution Plans

Registered Retirement Savings Plan

Our executive officers resident in Canada are eligible, along with all other employees resident in Canada, to participate in our registered retirement savings plan (“RRSP”) matching program. Under this program, we match the amount contributed by each employee into a group RRSP plan, up to a pre-determined percentage of annual salary. We match employee contributions to the group RRSP up to 6.0% of annual salary. Generally, company matching contributions will not exceed 50% of the maximum annual RRSP dollar limit as specified by the Canada Revenue Agency in any given year.

401(k) Plan

Our executive officers resident in the United States are eligible, along with all other U.S.-based employees, to participate in a 401(k) matching program. Under this program, we match the amount contributed by each employee into a 401(k) plan, up to a predetermined percentage of annual salary. We match employee contributions to a 401(k) plan up to 6.0% of annual salary, with company matching contributions not to exceed the annual personal and Age 50 Catch Up contribution limit (if applicable) set by the Internal Revenue Service, or the IRS, in any given year.

Group Personal Pension Plan

Our executive officers resident in the UK are eligible, along with all other employees resident in the UK, to participate in our group personal pension (“GPP”) plan matching program. Under this program, we match the amount contributed by each employee into a GPP plan, up to a pre-determined percentage of annual salary. We match employee contributions to a GPP plan up to 6.0% of annual salary. Generally, company matching contributions will not exceed 50% of the maximum annual plan dollar limit set by His Majesty’s Revenue and Customs, or HMRC, in any given year.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

Executive Employment Arrangements

Key provisions of the employment agreements that were in effect as of December 31, 2024, for our named executive officers are described below.

Kenneth Galbraith

In connection with Mr. Galbraith’s appointment as President and Chief Executive Officer in January 2022, Mr. Galbraith entered into an employment agreement with us (the “Original Agreement”), on December 30, 2022, Zymeworks BC and Zymeworks Management Inc., our subsidiaries, and Mr. Galbraith entered into an amendment to the Original Agreement (the “First Amendment”), and on January 3, 2024, Zymeworks BC and Mr. Galbraith entered into a second amendment (the “Second Amendment”, and the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Galbraith Employment Agreement”). The Galbraith Employment Agreement does not have a specific term. The Second Amendment established Mr. Galbraith’s principal place of employment as the UK, or another location as agreed upon between the parties, which removes the requirement for Mr. Galbraith to relocate to Vancouver, British Columbia or Seattle, Washington, and incorporated certain extensions of compensation and benefit provisions, as described below.

Pursuant to the Galbraith Employment Agreement, Mr. Galbraith is entitled to the following compensation and benefits:

•

An annual base salary of $600,000, with eligibility to earn an annual discretionary bonus of up to 60% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Mr. Galbraith’s current annual base salary is $655,000 and his target annual discretionary bonus remains at 60% of his annual base salary;

•

Options, which were granted to Mr. Galbraith in 2022, to purchase 500,000 shares of our common stock at an exercise price per share equal to the fair market value on the date of grant (the “Inducement Options”). 25% of the Inducement Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Inducement Options will vest on the last day of each month, until all of the Inducement Options have vested, subject to Mr. Galbraith’s continued service;

•

Eligibility to participate in our employee benefit plans, policies and arrangements that, in the aggregate, are reasonably consistent with other executive officers generally, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•	Enrollment in a qualifying pension scheme under the UK Pensions Act 2008;

•

Prior to the Second Amendment, the Galbraith Employment Agreement provided for reimbursement of relocation expenses up to a maximum gross amount of $300,000, grossed up for the impact of any tax withholding, for reasonable moving expenses incurred by Mr. Galbraith and his immediate family during relocation from Mr. Galbraith’s primary residence to Vancouver, British Columbia or Seattle, Washington if he relocated on or before July 15, 2024 (under the Original Agreement, this related to a relocation within the first eighteen months of employment), with the total amount reimbursed under this provision required to be repaid if Mr. Galbraith’s employment had terminated within three years (two years under the Original Agreement) following the effective date of employment. The Second Amendment removed the requirement to relocate, and deleted this provision regarding relocation expenses;

•

Temporary housing for Mr. Galbraith in Vancouver, British Columbia, grossed up for the impact of any tax withholding. The First Amendment had provided for this benefit through the earlier of Mr. Galbraith’s relocation or July 15, 2024, and under the Original Agreement, this was through the earlier of Mr. Galbraith’s relocation or the date that is 18 months following the effective date of employment;

•

Reimbursement of reasonable travel and living expenses when traveling from his home to Vancouver, British Columbia or Seattle, Washington for his employment duties, as well as reimbursement or Company payment for reasonable airfare and lodging expenses for Mr. Galbraith and his immediate family for one trip per calendar year to Vancouver, British Columbia or Seattle, Washington, as applicable (under the Original Agreement, this related to trips that occurred prior to the end of 2023, and under the First Amendment, to trips that occurred prior to the end of 2024);

•

A tax equalization payment if Mr. Galbraith is subject to income taxation or other taxation outside of the UK during the period of his employment, grossed up for the impact of any tax withholding, and tax preparation services;

•

If we terminate Mr. Galbraith’s employment during his first three years of employment, then Mr. Galbraith will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Mr. Galbraith’s employment, Mr. Galbraith will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Mr. Galbraith will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan;

•

In the event of termination on death or disability, as defined in our long-term disability plan or policy then in effect with respect to him, Mr. Galbraith, or his estate, will receive (x) a lump sum payment equal to the difference between (1) eighteen months of base salary plus target annual cash bonus as of the date of death or disability and (2) the amount that Mr. Galbraith or his estate will receive as a result of death or disability under our applicable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for eighteen months (or lump sum payment for the premium costs of such benefits in lieu thereof), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to Mr. Galbraith as of the date of death or disability;

•

If Mr. Galbraith’s employment is terminated by us without cause on or within twelve months following, or within three months prior to, a change of control (as defined in the Galbraith Employment Agreement), Mr. Galbraith will be eligible to receive (x) a lump sum payment of eighteen months of base salary and 100% of target annual cash bonus as of the date of termination, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months (or lump sum payment for the premium costs of such benefit plans in lieu thereof) and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Mr. Galbraith entering into a valid settlement agreement with us; and

•

In addition, the Galbraith Employment Agreement requires Mr. Galbraith, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Galbraith Employment Agreement also requires Mr. Galbraith not to solicit our employees or consultants to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

On March 31, 2024, Mr. Galbraith was appointed interim Chief Financial Officer and continued in his roles as Chair of the Board of Directors, President and Chief Executive Officer and assumed the duties of principal financial officer and principal accounting officer, without any changes to his compensatory arrangements. In connection with Ms. Patterson’s start date, Mr. Galbraith resigned from the positions of interim Chief Financial Officer and as principal financial officer and principal accounting officer of the Company, effective September 1, 2024. The compensatory and other material terms of Mr. Galbraith’s employment with the Company were unchanged in connection with his appointment and subsequent resignation as interim Chief Financial Officer, principal financial officer and principal accounting officer.

Leone Patterson

On July 19, 2024, our subsidiary ZBI entered into an employment agreement with Ms. Patterson, which became effective September 1, 2024, setting forth the terms and conditions of her employment as Executive Vice President, Chief Business Officer and Chief Financial Officer of the Company (the “Patterson Employment Agreement”). The Patterson Employment Agreement does not have a stated term.

Pursuant to the Patterson Employment Agreement, Ms. Patterson is entitled to the following compensation and benefits:

•

An annual base salary of $485,000, with eligibility to earn an annual discretionary bonus of up to 45% of her annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. With respect to 2024, Ms. Patterson was eligible to receive a pro-rated bonus for the six-month period from July 1, 2024 through December 31, 2024;

•

Eligibility to participate in Company employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

Signing bonus of $50,000, which would have been repayable in full to ZBI within 30 days of Ms. Patterson’s employment termination date if her employment had been terminated for Cause (as defined in the Patterson Employment Agreement) or by Ms. Patterson for any reason, in either case, within one year of the effective date of the Patterson Employment Agreement;

•

Options, which were granted to Ms. Patterson in 2024, to purchase 360,000 shares of our common stock at an exercise price per share equal to the fair market value on the date of grant. 25% of the Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Options will vest on the last day of each month, until all of the Options have vested, subject to Ms. Patterson’s continued service through the applicable vesting date;

•

If we terminate Ms. Patterson’s employment without cause during her first three years of employment, then Ms. Patterson will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of her employment, if we terminate Ms. Patterson’s employment without cause, Ms. Patterson will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Ms. Patterson will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Ms. Patterson entering into a valid separation and release agreement with us;

•

If Ms. Patterson’s employment is terminated by us without cause on or within twelve months following a change of control (as defined in the Patterson Employment Agreement), Ms. Patterson will be eligible to receive as severance (x) eighteen months continued base salary following termination, (y) group extended health and dental benefits as of the date of termination for eighteen months, and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Ms. Patterson entering into a valid separation and release agreement with us.

In addition, if any of the payments or benefits provided for under the Patterson Employment Agreement or otherwise payable to Ms. Patterson would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. The Patterson Employment Agreement does not require us to provide any tax gross-up payments to her.

Paul Moore

On July 18, 2022, the Company and our subsidiary ZBI entered into an employment agreement with Dr. Moore setting forth the terms and conditions of his employment as Chief Scientific Officer of the Company (the “Initial Employment Agreement”). In connection with Dr. Moore’s planned relocation from the United States to Canada, the Company and our subsidiary Zymeworks BC entered into an amended and restated employment agreement with Dr. Moore in July 2023 (the “Moore Employment Agreement”) that supersedes and replaces the Initial Employment Agreement. The Moore Employment Agreement does not have a stated term.

Pursuant to the Moore Employment Agreement, Dr. Moore is entitled to the following compensation and benefits:

•

An annual base salary of $465,000, with eligibility to earn an annual discretionary bonus of up to 45% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Dr. Moore’s current annual base salary is $495,000 and his target annual discretionary bonus remains at 45% of his annual base salary;

•

Eligibility to participate in our employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

Reimbursement of relocation expenses up to a maximum of $200,000, grossed-up to offset the impact of any taxes on such payment, for reasonable and customary moving expenses that Dr. Moore incurs within eighteen months of his July 18, 2022 start date in connection with his relocation to the Vancouver, British Columbia metropolitan area, as contemplated in the Initial Employment Agreement.

•

A tax equalization payment if Dr. Moore is subject to income taxation in Canada in a given year equal to the difference between (i) the sum of total Canadian taxes plus any U.S. federal, state and local income taxes, that Dr. Moore is or would be obligated to pay for an applicable tax year, and (ii) the amount of U.S. federal, state and local tax liability had Dr. Moore worked in the United States for the entire tax year. Any tax equalization payment will be grossed-up to offset the impact of taxes on such payment.

•

Provision of tax preparation support or reimbursement of up to $5,000 per year for additional tax preparation expenses of Dr. Moore for a period of two years from his relocation to the Vancouver, British Columbia metropolitan area.

•

If we terminate Dr. Moore’s employment without cause during his first three years of employment, then Dr. Moore will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Dr. Moore’s employment without cause, Dr. Moore will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Dr. Moore will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us;

•

If Dr. Moore’s employment is terminated by us without cause on or within twelve months following a change of control (as defined in the Moore Employment Agreement), Dr. Moore will be eligible to receive as severance (x) eighteen months continued base salary following termination, (y) group extended health and dental benefits as of the date of termination for eighteen months, and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us; and

•

In addition, the Moore Employment Agreement requires Dr. Moore, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Moore Employment Agreement also requires Dr. Moore not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

In addition, if any of the payments or benefits provided for under the Moore Employment Agreement employment agreement or otherwise payable to Dr. Moore would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. The Moore Employment Agreement does not require us to provide any tax gross-up payments to him.

Equity Compensation Plan Information
Under our Original Plan, upon a transaction in which equity securities representing more than 66 2/3% of our common stock are sold (a “
substantial sale
”), if the purchaser offers to buy out options, the options must be sold to the purchaser at a purchase price equal to (x) the price per share in the transaction (calculated in accordance with the terms of the Original Plan) minus the exercise price per share, multiplied by (y) the number of shares then exercisable under the option. If the option holders do not sell their options to the purchaser, such options will terminate upon completion of the substantial sale.
Under our Equity Compensation Plan and our Inducement Plan, in connection with a change of control (as defined in the applicable plan), our Board of Directors or the committee to which our Board of Directors has delegated authority to administer the applicable plan (either, the “
Administrator
”) has the right to provide for the conversion or exchange of any outstanding awards into or for options, rights or other securities in any entity participating in or resulting from a change of control, cash or other property. If we enter into an agreement for a transaction that, if completed, would result in a change of control, or otherwise become aware of a pending change of control, we will give written notice to the award holders regarding the potential change of control and a description of the effect of the change of control on outstanding awards at least seven (7) days prior to the closing of change of control.
Under our Equity Compensation Plan and Inducement Plan, the Administrator may, in its discretion, accelerate the vesting and/or expiration date of any or all outstanding awards in connection with the change of control to provide that such designated awards shall be fully vested and any options not exercised within the specified period will be terminated after the completion of the change of control. If the change of control would also result in a capital reorganization, arrangement, amalgamation or reclassification of our share capital (and if the vesting and expiration of the awards has not been accelerated as contemplated by the prior sentence), upon completion of the change of control, the number and kind of shares subject to outstanding awards and, if applicable, the exercise price per share of options shall be appropriately adjusted (including by substituting the awards for awards with respect to securities in any successor entity to us) in such manner as the Administrator considers equitable to prevent substantial dilution or enlargement of the rights granted to Award holders. The Administrator also may make changes to the terms of the awards or the Equity Compensation Plan or Inducement Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any of our securities may be listed, provided that the value of previously granted awards and the rights of award holders are not materially adversely affected by any such changes. In addition, in the event of a potential change of control, the Administrator may, in its sole discretion, modify the terms of the plan and/or the awards to assist the participants to tender into a take-over bid or other transaction leading to a change of control, including the authority to allow participants to conditionally exercise options.
The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
During 2024, we granted stock options to employees, including our named executive officers. We do not take material nonpublic information into account in determining the timing of such awards. Further, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We typically grant annual equity awards (including stock options) to our executive officers and non-executive
employees early in the first quarter of each year. For equity awards to executive officers in connection with their hire date, such grants are typically made on the date of the commencement of their employment. For equity awards to non-executive
employees in connection with their hire date, such grants are typically made on a pre-determined
date in the month following the commencement of their employment. We have never granted stock appreciation rights to any employees or other service providers.

During fiscal year 2024, the Company awarded options to certain of our named executive officers in the period beginning four business days before the filing of a periodic report on Form
10-Q
or Form
10-K,
or the filing or furnishing of a report on Form
8-K
that disclosed material nonpublic information, and ending one business day after such filing or furnishing. The following table provides information concerning each such award:

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award ($) (1)
Percentage Change in the
Closing Market Price of the
Securities Underlying the
Award between the Trading
Day Ending Immediately
Prior to the Disclosure of
Material Nonpublic
Information and the
Trading Day Beginning
Immediately Following the
Disclosure of Material
Nonpublic Information

Kenneth Galbraith	1/5/2024	300,000	10.56	1,985,672	(1.03)%
Paul Moore	1/5/2024	90,000	10.56	595,702	(1.03)%

(1)
The amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the
“Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation”
and Note 10(f)
“Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation”
included in our Annual Report on Form
10-K
for our year ended December 31, 2024.

Risk Management
As part of its normal practice, the compensation committee evaluates the risk-taking incentives created by our compensation programs, policies and practices and has concluded that such programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
The following table sets forth summary information relating to our Equity Compensation Plan, employee share purchase plan, as amended (the “
ESPP
”), the Original Plan and the Inducement Plan as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants, and rights (2)			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)			(c)
Equity compensation plans approved by security holders:
Equity Compensation Plan	8,340,034		$15.28	(3)	5,196,630	(4)
ESPP	—		—		2,320,096
Original Plan	307,855	C$	17.86	(5)	—
Equity compensation plans not approved by security holders:
Inducement Plan	1,060,000		$12.36		390,000

(1)	Includes restricted stock units.
(2)	Does not include restricted stock units, which do not have an exercise price.
(3)
Stock options granted under the Equity Compensation Plan are granted with exercise prices in U.S. dollars. Previously, stock options granted under the Equity Compensation Plan were granted with exercise prices in both Canadian and U.S. dollars. As of December 31, 2024, there were 7,046,064 outstanding stock options under the Equity Compensation Plan, consisting of 774,980 stock options with a weighted average exercise price of C$17.69 ($12.91 based on the U.S. dollar per Canadian dollar exchange rate of 0.7301, which was the average annual Bank of Canada exchange rate for 2024) and 6,271,084 stock options with a weighted average exercise price of $11.46.

(4)
The original maximum number of shares of common stock reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097. Beginning in 2019 and ending in 2028, this maximum number is automatically increased on the first day of each calendar year by 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year (or such lesser number of shares as our Board of Directors may determine prior to the start of the applicable calendar year).

(5)
Stock options granted under the Original Plan were granted with exercise prices in Canadian dollars. As of December 31, 2024, there were 307,855 outstanding stock options under the Original Plan, with a weighted average exercise price of C$17.86 ($13.04 based on the U.S. dollar per Canadian dollar exchange rate of 0.7301, which was the average annual Bank of Canada exchange rate for 2024).

Inducement Plan
Our Inducement Plan was adopted by our Board of Directors in January 2022, and was amended and restated in October 2022 and July 2024. The Inducement Plan was adopted without stockholder approval pursuant to the NYSE listing rules related to inducement plans, which were the rules applicable at the time of the initial adoption of the Inducement Plan, and which are substantially similar to the Nasdaq rules related to inducement plans that currently apply to the Inducement Plan. The Inducement Plan allows for the grant of options, restricted stock, restricted stock units and other share-based awards. The terms of the Inducement Plan are substantially similar to those of the Equity Compensation Plan, including with respect to treatment of awards in connection with a change of control, as described above. However, in accordance with the exemption requirements under Nasdaq rules, awards under the Inducement Plan may only be made to employees of our Company or our subsidiaries to whom the grant of the award is a material inducement to the individual’s entering into employment with us in accordance with such rules.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“
PEOs
” and each, a “
PEO
”) and our other named executive officers (our “
Non-PEO
NEOs
”) and Company performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compen- sation Table Total for PEO 1 (1) ($)	Summary Compen- sation Table Total for PEO 2 (1) ($)	Compen- sation Actually Paid to PEO 1 (1)(2)(3) ($)	Compen- sation Actually Paid to PEO 2 (1)(2)(3) ($)	Average Summary Compen- sation Table Total for Non-PEO NEOs (1) ($)	Average Compen- sation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Invest- ment based on (“TSR”) (4) ($)	Net Income ($ Millions)
2024	—	5,253,616	—	8,422,245	2,447,393	3,417,042	89.32	(122.7)
2023	—	3,374,876	—	4,374,585	1,666,596	2,084,555	63.39	(118.7)
2022	964,243	7,125,457	(1,591,297)	4,508,972	1,561,707	1,223,936	47.96	124.3

(1)
Ali Tehrani (PEO 1) served as our President and Chief Executive Officer from the start of fiscal year 2022 until his resignation, which was effective as of January 15, 2022. Therefore, Dr. Tehrani was our PEO in fiscal year 2022. Kenneth Galbraith (PEO 2) commenced employment as our President, Chief Executive Officer, and Chair of the Board of Directors on January 15, 2022, served as our Chief Executive Officer and Chair of the Board of Directors from August 4, 2022, until June 30, 2023, and has served as our President, Chief Executive Officer and Chair of the Board of Directors from June 30, 2023 through the end of 2024, and therefore was also our PEO during our fiscal years 2022, 2023, and
2024
. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2022	2023	2024
Neil Klompas	Neil Klompas	Leone Patterson
Chris Astle	Chris Astle	Paul Moore
	Paul Moore

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below for our fiscal year 2024. The Company does not sponsor any defined benefit or actuarial pension arrangements, and therefore no inclusions or exclusions for such items are reflected in the table below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO 2 ($)	Exclusion of Stock and Option Awards for PEO 2 ($)	Inclusion of Equity Values for PEO 2 ($)	Compensation Actually Paid to PEO 2 ($)
2024	5,253,616	(4,097,672)	7,266,301	8,422,245

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	2,447,393	(1,909,853)	2,879,502	3,417,042
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for PEO 2 Granted in a Prior Fiscal Year ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in Prior Fiscal Year that Vested During Year for PEO 2 ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in Prior Fiscal Year Forfeited During Year for PEO 2 ($)	Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date Not Otherwise Included for PEO 2 ($)	Total - Inclusion of Equity Values for PEO 2 ($)
2024	5,819,407	1,422,592	—	24,302	—	—	7,266,301

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Non-PEO NEOs Granted in a Prior Fiscal Year ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in Prior Fiscal Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Granted in Prior Fiscal Year Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date Not Otherwise Included for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	2,593,010	270,570	—	15,922	—	—	2,879,502

(4)
Assumes $100 was invested in the Company for the period starting December 31, 2021, through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the cumulative TSR over the three most recently completed fiscal years for the Company.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between
Compensation
Actually
Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our net income during the three most recently completed fiscal years.

DIRECTOR COMPENSATION

The written charter of our compensation committee provides that the compensation committee will review compensation for members of our Board of Directors on at least an annual basis, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies. The compensation committee will make recommendations to our Board of Directors with respect to changes to our approach to director compensation as it considers appropriate.

From time to time, the compensation committee works with Aon, the compensation committee’s independent compensation consultant, to update prior competitive assessments of our Board of Directors compensation program.

In November 2023, the compensation committee worked with Aon to update prior competitive assessments of our Board of Directors compensation program. Based on these findings, in November 2023, the compensation committee recommended certain changes to the non-employee director compensation program.

In December 2023, the Board of Directors approved, following its annual assessment of the director compensation program and including its consideration of the input and recommendations from the compensation committee, the following changes to the cash and equity compensation of non-employee directors (as amended, the “Amended and Restated Director Compensation Policy”), which changes adjust the director compensation program to more closely align with the non-employee director compensation practices of the Company’s peer group:

•	The annual cash retainer fee for service as a member of the Board of Directors and for service as lead independent director was maintained at the 2023 level at $40,000 and $65,000, respectively.

•

Beginning January 1, 2024, the annual cash retainer fee for service as chair of the audit committee was increased from $15,000 to $20,000, the annual cash retainer fee for service as a member of the audit committee was increased from $7,500 to $10,000, the annual cash retainer fee for service as chair of the compensation committee was increased from $12,000 to $15,000, the annual cash retainer fee for service as a member of the compensation committee was increased from $6,000 to $7,500, the annual cash retainer fee for service as chair of the nominating and corporate governance committee was increased from $8,500 to $10,000, the annual cash retainer fee for service as a member of the nominating and corporate governance committee was increased from $4,250 to $5,000. The annual cash retainer fee for service as chair of the research and development committee was maintained at $15,000 and the annual cash retainer fee for service as a member of the research and development committee was maintained at $6,000;

•

Effective immediately, the initial option grants for new non-employee directors, to be granted on or about the time of the director joining the Board of Directors, were increased from options to purchase 50,000 shares of Company common stock to options to purchase 74,000 shares of Company common stock, with the vesting schedule remaining as 1/36th of the shares subject to the option vesting on each monthly anniversary of the grant date, subject to the director’s continued service; and

•

Effective immediately, the annual equity grant to continuing non-employee directors, to be granted at or about the time of our annual meeting of stockholders, was increased from options to purchase 25,000 shares of Company common stock to 37,000 shares, with the vesting schedule remaining 100% of the shares subject to the option vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

In December 2024, the Board of Directors, upon advice from its independent compensation consultants and recommendation from the compensation committee following its annual assessment of the Board of Directors’ compensation program, approved the following changes to the cash and equity compensation of non-employee directors, which changes adjust the Board of Directors’ compensation program to more closely align with the non-employee director compensation practices of the Company’s peer group.

•

Beginning January 1, 2025, the annual cash retainer fee for service as a member of the research and development committee will be increased from $6,000 to $7,500 with all other annual cash retainers for the Board of Directors and its committees remaining unchanged;

•

Effective immediately, the initial option grants for any new non-employee directors, to be granted on or about the time of the director joining the Board of Directors, was reduced from options to purchase 74,000 shares of Company common stock to options to purchase 62,000 shares of Company common stock, with the vesting schedule remaining as 1/36th of the shares subject to the option vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service; and

•

Effective immediately, the annual equity grant to continuing non-employee directors, to be granted at or about the time of the Company’s annual meeting of stockholders, was reduced from options to purchase 37,000 shares of Company common stock to options to purchase 31,000 shares of Company common stock, with the vesting schedule remaining 100% of the shares subject to the option vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

Following the recommendation of the compensation committee, the Board of Directors also determined to not implement stock ownership guidelines at that time. The compensation committee subsequently recommended, and the Board of Directors approved, the adoption of stock ownership guidelines for non-management directors in August 2025 and September 2025, respectively, as further described in the section of this Proxy Statement entitled “Governance – Stock Ownership Guidelines”. No other changes to Board of Directors compensation were made for 2024.

Cash Compensation for Directors

In 2024, we provided the below annual cash retainer fees for service on our Board of Directors and committees. The fees for service on committees are in addition to the annual retainer fees for service on the Board of Directors.

	Effective January 1, 2024	Effective January 1, 2025
	Amount ($)	Amount ($)
Board of Directors:
Member	40,000	40,000
Lead Independent Director	65,000	65,000
Audit Committee:
Member	10,000	10,000
Chair	20,000	20,000
Compensation Committee:
Member	7,500	7,500
Chair	15,000	15,000
Nominating and Corporate Governance Committee:
Member	5,000	5,000
Chair	10,000	10,000
Research and Development Committee:
Member	6,000	7,500
Chair	15,000	15,000

Cash retainer fees were amended in December 2024 as discussed above.

Equity Compensation for Directors

Beginning December 2024, new non-employee directors will be granted an initial option grant to purchase 62,000 shares of common stock, to be granted on or about the time such director joins the Board of Directors, with a vesting schedule of 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service through such date.

In addition, non-employee directors will be granted an annual option grant to purchase 31,000 shares of common stock, to be granted at or about the time of the Company’s annual meeting of stockholders, with a vesting schedule of 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

Pursuant to amendments approved by the Board of Directors in December 2024, upon cessation of a non-employee director’s continued service, each outstanding stock option held by such director is subject to (i) pro rata acceleration of vesting of options granted as annual equity awards in connection with the 2024 annual meeting of stockholders for directors departing after the 2024 annual meeting of stockholders, but at or before our 2025 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the 2024 annual meeting of stockholders date.

In addition, the post-termination exercise period for vested options held by departing directors is extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option or pursuant to the change of control, liquidation, dissolution, merger or similar provisions of the equity plan under which the option was granted).

Further, in November 2025, in connection with the then-pending resignations from the Board of Directors by Drs. Davidson and Gallagher and Mr. Miller, the Board of Directors approved the acceleration of vesting of the remaining unvested portions of their initial option grants, which had been granted in December 2023, April 2024 and April 2023, respectively. The post-termination exercise period of these options was also extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option or pursuant to the change of control, liquidation, dissolution, merger or similar provisions of the equity plan under which the option was granted).

Stock Ownership Guidelines

For a description of our Stock Ownership Guidelines, see the section entitled “Governance – Stock Ownership Guidelines”.

Expense Reimbursement

Each member of our Board of Directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves. These amounts are not included in the table above.

Director Compensation Table

The following table presents the compensation awarded to, earned by or paid to our directors (other than Mr. Galbraith, whose compensation is provided in the Summary Compensation Table above) for the year ended December 31, 2024. Messrs. Ciongoli, Landry and Nodelman are not included in the table below as they did not join the Board of Directors until 2025. We do not currently have director compensation in the form of share-based awards (other than stock options), non-equity incentive plan compensation or non-qualified deferred compensation.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	All Other Compensation	Total ($)
Carlos Campoy	65,000		241,472	—	306,472
Alessandra Cesano(3)	46,750		763,477	—	810,227
Troy M. Cox	50,000		241,472	—	291,472
Nancy Davidson(4)	53,500		241,472	—	294,972
Neil Gallagher(5)	35,125		662,283	—	697,408
Kenneth Hillan(6)	6,667	(11)	—	—	6,667
Susan Mahony	73,125		241,472	—	314,597
Derek J. Miller(7)	60,000	(12)	241,472	—	301,472
Kelvin Neu(8)	55,000		241,472	—	296,472
Scott Platshon(9)	—		—	—	—
Hollings C. Renton(10)	55,000		—	—	55,000

(1)

The amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(f) “Notes to Consolidated Financial Statements – Stockholders’ Equity Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2024.

(2)

As of December 31, 2024, directors held the following number of options to purchase Company shares of common stock: (i) Mr. Campoy, 118,000; (ii) Dr. Cesano, 105,000; (iii) Mr. Cox, 141,000; (iv) Dr. Davidson, 105,000; (v) Dr. Gallagher, 105,000; (vi) Mr. Hillan, 93,675; (vii) Dr. Mahony, 141,000; (viii) Mr. Miller, 118,000; (ix) Dr. Neu, 102,000; (x) Mr. Platshon, nil; and (xi) Mr. Renton, 121,425.

(3)	Dr. Cesano joined the Company’s Board of Directors in February 2024.
(4)	Dr. Davidson ceased serving on the Company’s Board of Directors effective November 6, 2025.
(5)	Dr. Gallagher joined the Company’s Board of Directors in April 2024 and ceased serving on the Company’s Board of Directors effective November 6, 2025.
(6)	Dr. Hillan ceased serving on the Company’s Board of Directors in February 2024.
(7)	Mr. Miller ceased serving on the Company’s Board of Directors effective November 6, 2025.
(8)

Dr. Neu joined the Company’s Board of Directors in March 2020. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, the options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(9)

Mr. Platshon joined the Company’s Board of Directors in February 2024. Mr. Platshon waived his entitlement to cash and equity compensation otherwise payable to him pursuant to the Company’s non-employee director compensation policy.

(10)	Dr. Renton ceased serving on the Company’s Board of Directors in December 2024.
(11)

Due to a clerical error, Dr. Hillan received $2,667 less than he was entitled to under the Company’s non-employee director compensation policy. This inadvertent underpayment was subsequently corrected by paying Dr. Hillan the outstanding amount owed to him.

(12)

Due to a clerical error, Mr. Miller received $417 more than he was entitled to under the Company’s non-employee director compensation policy. This inadvertent overpayment was subsequently corrected by withholding such overpaid amounts from the amounts he will be owed for service as a director in 2025.

Compensation Committee Interlocks and Insider Participation

Dr. Mahony, Dr. Davidson, Dr. Gallagher and Mr. Renton served as members of the compensation committee in 2024, with Dr. Renton serving as chair of the committee until December 2024 and Dr. Mahony serving as chair beginning in December 2024. Dr. Davidson and Dr. Gallagher ceased serving on the compensation committee in November 2025. Mr. Platshon served on the compensation committee from February to November 2025, and Mr. Landry and Mr. Nodelman were appointed to the compensation committee in November 2025. None of our compensation committee members is currently, or has been within the last completed fiscal year, one of our officers or employees or had any relationship with respect to the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the Board of Directors or on the compensation committee (or other board committee performing equivalent function) of another entity where one of such entity’s executive officers served as a director or on the compensation committee of the Company.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2026 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our principal executive offices on or before July 13, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before our 2026 annual meeting, the stockholder must provide timely written notice to our Corporate Secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on September 1, 2026, and

•	no later than 5:00 p.m., Eastern Time, on October 1, 2026.

In the event that we hold our 2026 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our Corporate Secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2025 annual meeting, and

•

no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of such annual meeting or, (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2024 Annual Report

Our financial statements for our fiscal year ended December 31, 2024 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.zymeworks.com and are available from the SEC at its website at

www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

APPROVAL

The contents and the sending of this proxy statement have been approved by the Board of Directors of the Company.

DATED as of November 10, 2025.
By Order of the Board of Directors

/s/ Kenneth Galbraith
Kenneth Galbraith
Chair of the Board of Directors, Chief Executive
Officer and President

QUESTIONS?

NEED HELP

VOTING?

CONTACT US

North American

Toll Free Number

1.855.476.7981

E-mail: contactus@kingsdaleadvisors.com

Fax: 1.416.867.2339

Toll Free Facsimile: 1.866.545.5580

Outside North America, Banks and Brokers

Call Collect or Text: 1.437.561.5034

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) ADD 1 Votes must be received by the closing of the ADD 2 polls at the meeting for shares held directly and 000001 ADD 3 by 11:59 pm ET on December 25, 2025 ADD 4 for shares held via Shareworks ADD 5 MMMMMMMMM ADD 6 Online Go to www.envisionreports.com/ZYME or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. 1. Election of Directors: 01—Carlos Campoy 02—Alessandra Cesano 03—Robert E. Landry Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. 2. Advisory vote on the compensation of our named For Against Abstain 3. Ratification of the appointment of KPMG LLP, chartered For Against Abstain executive officers professional accountants, as auditors for the year ending December 31, 2025 B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1 UPX 663492 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 046UGD

2025 Annual Meeting of Stockholders of Zymeworks Inc. The 2025 Annual Meeting of Stockholders of Zymeworks Inc. will be held on December 30, 2025, at 9:00 a.m. Pacific Time, virtually via the Internet at meetnow.global/MZKC5MK. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ZYME q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Zymeworks Inc. Notice of 2025 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting — December 30, 2025 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith, Leone Patterson and Daniel Dex, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on December 30, 2025, at 9:00 a.m. Pacific Time or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.

320 Bay Street, 14th Floor Toronto, ON M5H 4A6 www.computershare.com 000001 Mr A Sample Designation (if any) Security Class Add1 EXCHANGEABLE SHARES (Beneficiary Add2 Voting of Special Voting Preferred Stock) add3 add4 add5 Holder Account Number add6 C1234567890 IND Fold Form of Voting Instruction Card - Annual Meeting of Stockholders to be held on December 30, 2025 This Form of voting instruction card is solicited by and on behalf of Management. Notes 1. will Computershare exercise voting Trust rights Company allocated of Canada, to the exchangeable as share trustee shares under as the instructed Voting and in this Exchange voting instruction Trust Agreement card. If entered you wish into to with attend Zymeworks the Meeting Inc and . and exercise the other the parties voting thereto, rights the share allocated trustee to instructions your exchangeable on how to shares exercise directly, the voting you must rights (1) allocated include the to name your exchangeable of such person shares in the or space have provided submitted (see a written reverse), revocation and (2) not of any have such previously previous given instructions. 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President. 3. This voting instruction card should be signed in the exact manner as the name(s) appear(s) on the card. 4. If a date is not inserted in the space provided on the reverse of this voting instruction card, it will be deemed to bear the date on which it was mailed to the holder by the share trustee. 5. If quorum you do at not the return meeting this . card, or if you sign and return this card but do not provide voting instructions, your voting rights will not be exercised, and will not count towards 6. The voting rights of the securities represented by this voting instruction card will be exercised in favour, or withheld, or exercised against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the voting rights of securities will be exercised accordingly. 7. This voting instruction card confers discretionary authority in respect of amendments or variations to matters identified in the Stockholder Meeting Notice and Proxy Statement or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law. Fold 8. This voting instruction card should be read in conjunction with the accompanying documentation provided by the share trustee. Voting instruction card submitted must be received by 2:00 pm Eastern Time on December 24, 2025. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet • Call the number listed BELOW from a touch tone • Go to the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free • Smartphone? Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this voting instruction card. Voting by mail may be the only method for securities held in the name of a corporation or voting rights being exercised on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may request to attend the Meeting and exercise the voting rights allocated to the exchangeable shares directly. Instead of mailing this voting instruction card, you may choose one of the two methods outlined above to exercise the voting rights of this voting instruction card. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 123456789012345

MR SAM SAMPLE C1234567890 XXX 123 Print the name of the person you are appointing to attend the meeting and exercise the voting rights directly. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER OR NEXT TO THE BOXES. 1. Election of Directors For all Withhold all For all except ____________________________________ 01. Carlos Campoy 02. Alessandra Cesano 03. Robert E. Landry Fold For Against Abstain 2. Advisory vote on the compensation of our named executive officers For Against Abstain 3. Appointment of Auditors Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2025 Fold Signature of Proxyholder Signature(s) Date I/We hereby revoke any voting instructions previously given with respect to the Meeting. If no voting instructions are indicated above the voting rights of the exchangeable shares DD / MM / YY represented by this voting instruction card will not be exercised and will not count towards a quorum at the meeting. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President. Signing Capacity ZYMQ 386052 XXXX AR0 999999999999 024M6B